*Schedules and exhibits omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedules or exhibits to the SEC upon request.
SPC PARTNERS V, LP
AND
PACIFIC STREET FUND III, LP
AND
PPM AMERICA PRIVATE EQUITY FUND V, LP
AND
THE MANUFACTURERS LIFE INSURANCE COMPANY
AND
ROYNAT CAPITAL INC.
AND
VOORTMAN ENTERPRISES TRUST
AND
OPTIONHOLDERS
collectively, as Sellers

AND
2727939 ONTARIO INC.

as Purchaser

AND
HOSTESS BRANDS, LLC
as Purchaser Parent

SHARE PURCHASE AGREEMENT

Dated as of November 29, 2019
2

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION 4
1.1 Defined Terms. 4
1.2 Other Defined Terms. 18
1.3 Headings, etc. 19
1.4 Currency and Payment Obligations. 19
1.5 Time Reference. 19
1.6 Certain Expressions, Etc. 20
1.7 Knowledge. 20
1.8 Accounting Terms. 20
1.9 Incorporation of Exhibits and Schedules. 20
ARTICLE 2 PURCHASED SHARES AND PURCHASE PRICE 20
2.1 Purchase and Sale. 20
2.2 Purchase Price. 20
2.3 Payments at Closing. 21
2.4 Adjustment of Purchase Price 21
2.5 Repayment of Indebtedness and Transaction Expenses. 27
2.6 Surrender of Options by Optionholders to SPC Investment. 27
2.7 Withholding. 28
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS 28
3.1 Representations and Warranties of Sellers as to Sellers. 28
3.2 Representations and Warranties of Sellers as to the Acquired Companies. 30
3.3 Disclaimer of Sellers. 50
3.4 Disclosure Letter. 51
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER 51
4.1 Representations and Warranties of Purchaser. 51
ARTICLE 5 PRE-CLOSING COVENANTS OF THE PARTIES 53
5.1 Conduct of Business Prior to Closing. 53
5.2 Access. 55
5.3 Confidentiality. 55
5.4 Filings and Authorizations. 56
5.5 Request for Consent. 57
5.6 Representation and Warranty Insurance 57
5.7 Notice of Certain Material Developments 57
5.8 Parent Guarantee 58
5.9 Pre-Acquisition Reorganization 58
5.10 Pre-Closing Employment Matters 59
5.11 Management Non-Competition and Non-Solicitation Agreements 59
5.12 401(k) Plan 60
5.13 Section 280G Approval. 60
ARTICLE 6 CONDITIONS OF CLOSING 61
6.1 Conditions of Closing. 61
6.2 Conditions for the Benefit of Purchaser. 61

6.3 Termination by Purchaser. 63
6.4 Effect of Termination by Purchaser. 64
6.5 Conditions for the Benefit of Sellers. 64
6.6 Termination by Sellers. 66
6.7 Effect of Termination by Sellers. 66
ARTICLE 7 CLOSING 67
7.1 Date, Time and Place of Closing. 67
ARTICLE 8 POST-CLOSING COVENANTS 67
8.1 Books and Records. 67
8.2 Further Assurances. 67
8.3 Tax Matters. 68
8.4 Tail Insurance. 70
8.5 Non-solicitation 71
8.6 Release 71
ARTICLE 9 INDEMNIFICATION 72
9.1 Survival and Limitation of Representations and Warranties. 72
9.2 Indemnification in favour of Purchaser by Sellers. 72
9.3 Indemnification in favour of Sellers by Purchaser. 73
9.4 Limitations. 74
9.5 Limitation on Damages. 74
9.6 Calculation of Damages 76
9.7 Notification. 76
9.8 Defense of Third Party Claim. 76
9.9 Payments. 78
9.10 Remedies. 78
ARTICLE 10 MISCELLANEOUS 78
10.1 Conflicts and Privilege. 78
10.2 Notices. 79
10.3 Specific Performance. 80
10.4 Time of the Essence. 80
10.5 Announcements. 80
10.6 Third Party Beneficiaries; Non-Recourse. 80
10.7 Expenses. 81
10.8 Appointment of Agent. 81
10.9 Amendments. 82
10.10 Waiver. 82
10.11 Non-Merger. 82
10.12 Entire Agreement. 83
10.13 Successors and Assigns. 83
10.14 Assignment. 83
10.15 Inconsistency. 83
10.16 Severability. 83
10.17 Governing Law. 83
10.18 Counterparts. 84

SHARE PURCHASE AGREEMENT
Share Purchase Agreement dated November 29, 2019 among SPC Partners V, LP ("SPC"), a Delaware limited partnership, Pacific Street Fund III, LP ("Pacific"), a Delaware limited partnership, PPM America Private Equity Fund V, LP ("PPM"), a Delaware limited partnership, The Manufacturers Life Insurance Company ("Manulife"), a corporation governed by the Laws of Canada, Roynat Capital Inc. ("Roynat"), a corporation governed by the Laws of Canada, Voortman Enterprises Trust ("Voortman Trust", together with SPC, Pacific, PPM, Manulife and Roynat, the "Principal Sellers"), a trust constituted under the Laws of the Province of Ontario, the Persons listed on Exhibit A hereto (the "Optionholders", and together with the Principal Sellers, the "Sellers"), SPC, in its capacity as Agent, and 2727939 Ontario Inc., a corporation governed by the Laws of the Province of Ontario ("Purchaser") and Hostess Brands, LLC, a corporation governed by the Laws of the State of Delaware ("Purchaser Parent").
WHEREAS, the Principal Sellers are the registered and beneficial owners of the Class A common shares, Class B common shares and Class C common shares in the capital of Corporation (the "Purchased Shares") as set out in Schedule 3.1(e) of the Disclosure Letter; and
WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Purchased Shares upon the terms and subject to the conditions set forth herein.
WHEREAS Purchaser Parent has agreed to guarantee the obligations hereunder of Purchaser in accordance with Section 5.8 and, solely for that purpose, to become a party to this Agreement.
NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Sellers and Purchaser hereby agree as follows:
Article 1
INTERPRETATION
1.1 Defined Terms.
As used in this Agreement, the following terms have the following meanings:
(a) "Acquired Companies" means Corporation and the Subsidiaries.
(b) "Adjustment Escrow Amount" means $2,000,000, which such amount shall be held and released by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.
(c) "Affiliate" has the following meaning: an entity (the "first entity") is the Affiliate of another entity (the "second entity") where the second entity controls the first entity, or the first entity controls the second entity or both entities are controlled by the same Person or entity. For purposes of this definition, "control" is the power whether by contract or ownership of equity interests to select a majority of the board of directors or other supervisory management authority of an entity, whether directly or indirectly through a chain of entities that are "controlled" within the foregoing meaning.
(d) "Agreement" means this Share Purchase Agreement and all exhibits, schedules and instruments in amendment or confirmation of it.

(e) "Allocable Portion" means, in respect of a Seller, the percentage set forth beside such Seller's name in Part A of Schedule 1.1(e) of the Disclosure Letter.
(f) "Appleby" means Appleby Transportation Ltd., a corporation governed by the Laws of the province of Ontario.
(g) "ASPE" means accounting principles generally accepted in Canada for private enterprises as issued by the Canadian Accounting Standards Board, in force at the relevant time.
(h) "Authorization" means, with respect to any Person, any order, permit, approval, consent, notification, waiver, license, certificate, registration or similar authorization of any Governmental Entity having jurisdiction over such Person.
(i) "Books and Records" means all statements, budgets, books of account, Tax and financial records, sales and purchase records and customer and supplier lists relating to each of the Acquired Companies, whether in writing or electronic form and in the possession of each of the Acquired Companies.
(j) "Business" means the business of manufacturing cookie, wafer and turnover products and distributing, marketing and selling these products into the food service and retail channels and Appleby is in the business of transporting product manufactured by Voortman to Voortman customers and distributors.
(k) "Business Day" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Toronto, Ontario are not open for business during normal business hours.
(l) "Canada-US Treaty" means the Convention Between Canada and the United States of America With Respect to Taxes on Income and on Capital (as amended by the five subsequent protocols);
(m) "Cash" means with respect to the Acquired Companies, on a consolidated basis, all cash and cash equivalents determined in accordance with ASPE (as applied on a basis consistent with the Financial Statements), plus, without duplication, (i) deposits in transit and cash resulting from the clearance of cheques deposited prior to the Effective Time to the extent there has been a reduction of accounts receivable used in determining Working Capital on account thereof, and (ii) petty cash, minus, without duplication, (i) any security deposits, (ii) any amounts held for the benefit of another Person and (iii) any outstanding but uncashed or uncleared cheques.
(n) "Class Action Suit" means the class action lawsuit against SPC Management Co., Inc. ("Defendant") in connection with the manufacture, distribution, importation, marketing, labelling and selling of wafers and cookies in the United States through its Canadian subsidiary, Voortman Cookies Limited, where it is alleged Defendant made representations on its product labels that were false and misleading by describing certain ingredients as "real" (e.g., "baked with real vanilla") when they do not contain these ingredients in the amount, type and/or form which a reasonable consumer would expect based on these statements.

(o) "Closing" means the completion, on the Closing Date at the Effective Time, of the transactions of purchase and sale contemplated in this Agreement.
(p) "Closing Date" means Friday, January 3, 2020, provided all of the conditions to Closing set out in Article 6 have been met or waived by such date (other than those conditions which by their nature are to be satisfied by actions taken at Closing), or such other date as the Parties may agree to in writing.
(q) "Closing Indebtedness and Cash Statement" means a statement to be delivered to Purchaser setting out (i) the Indebtedness of each Acquired Company that is to be repaid at Closing to be set out in Part A of such statement, less the Cash of the Acquired Companies, in each case on a consolidated basis as of the Effective Time (the "Net Indebtedness Payable at Closing") and (i) the Indebtedness of the Acquired Companies that is not to be repaid at Closing (as at the Effective Time) to be set out in Part B of such statement (the "Indebtedness Not Payable at Closing"), ignoring any payments on the Closing Date pursuant to Section 2.5, which statement shall be based, with respect to Indebtedness owed to third party creditors that is to be repaid on the Closing Date, on signed pay-out letters obtained from such third party creditors.
(r) "Code" means the Internal Revenue Code of 1986, as amended.
(s) "Competition Act" means the Competition Act (Canada), as amended.
(t) "Contracts" means, in respect of the Acquired Companies, all written and oral contracts, agreements, bonds, leases of personal property, licenses, commitments, orders and other legally enforceable written instruments made by or in favour of the Acquired Companies, as the case may be, including the Material Contracts.
(u) "Corporation" means SPCVC Co-Investment Inc., a corporation governed by the Laws of the province of Ontario.
(v) "Corporation Fundamental Representations" means the representations and warranties contained in Sections 3.2(a) (Incorporation and Qualification of Acquired Companies), 3.2(b) (Holding Companies Conduct No Business), 3.2(g) (Authorized and Issued Capital), 3.2(i) (Title to the Subsidiaries' Shares) and 3.2(ff) (No Brokers).
(w) "Damages" means in respect of any matter, all losses, liabilities, claims, damages, penalties, fines, demands, proceedings, deficiencies, Taxes, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) and judgments arising directly or indirectly as a consequence of such matter (whether or not involving a third-party claim).
(x) "Disclosure Letter" means the letter of disclosure dated the date hereof and signed by Sellers and delivered to Purchaser.
(y) "Effective Time" means 5:00 p.m. on the close of business on the Closing Date or such other time as the Parties may agree to in writing.
(z) "Environmental Laws" means all applicable Laws and agreements with Governmental Entities and all other statutory or regulatory requirements relating to public health or the protection of the environment or Hazardous Materials and all Authorizations issued pursuant to such Laws, agreements or statutory or regulatory requirements.
(aa) "Escrow Agent" means Computershare Trust Company of Canada, or such other Person as may be appointed in replacement thereof pursuant to the terms of the Escrow Agreement.
(bb) "Escrow Agreement" means the escrow agreement dated the Closing Date among Purchaser, Sellers, and the Escrow Agent substantially in the form of Exhibit 1.1(bb) hereto.
(cc) "Escrow Indemnity Amount" means $6,910,000, which such amount shall be held and released by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement which, among other things, will provide for release of $4,250,000 on the 18-month anniversary of Closing (subject to any escrow claims) and for the release of the remaining escrow funds on the 36-month anniversary of Closing (subject to any escrow claims).
(dd) "Excluded Employees Severance Cost" means any and all liabilities relating to the termination of employment of the Excluded Employees, including outstanding salary, wages, bonuses, commissions, vacation pay, entitlements under Benefit Plans, severance payments, payments in lieu of notice of termination, wrongful dismissal damages, equity award settlements and other compensation (regardless of whether they are claimed before or after the Rationalization Date or the Closing Date and regardless of whether they arose prior to or on or in respect of the Rationalization Date), provided for certainty that the applicable Excluded Employees will cease to participate in the Benefit Plans as of the later of (i) the Rationalization Date; and (ii) the earliest date on which participation in such Benefit Plans is permitted to cease under applicable Laws.
(ee) "Financial Statements" means (i) with respect to Voortman, the consolidated audited financial statements thereof for the years ending on December 30, 2017 and December 29, 2018, as well as the unaudited consolidated financial statements of Voortman for the 9 periods ending September 7, 2019, (ii) with respect to Corporation, the unaudited financial statements thereof for the years ending on December 30, 2017 and December 29, 2018, (iii) with respect to SPC Investment, the unaudited financial statements thereof for the years ending on December 30, 2017 and December 29, 2018, and (iv) with respect to SPC Holdings, the unaudited financial statements thereof for the years ending on December 30, 2017 and December 29, 2018, copies of which are provided in Schedule 1.1(dd) of the Disclosure Letter.
(ff) "Food Safety Claim" means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, response to a Governmental Entity, removal or remediation, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, release of, or exposure to, any food contaminants or adulterants, pests, mold, or microbial agents in or related to food or food packaging; (ii) any actual or alleged non-compliance with or liability or obligation under any Food Safety Law or term or condition of any Authorization required pursuant to

Food Safety Laws; (iii) any food product recall, seizure, or investigation or food processing facility shut down; or (iv) any "form 483" notices, warning letters or citations issued by the U.S. Food and Drug Administration ("FDA"), the U.S. Department of Agriculture ("USDA"), Health Canada, the Canadian Food Inspection Agency ("CFIA"), or any state, provincial, municipal or local public health agencies.
(gg) "Food Safety Laws" means (i) all Laws and agreements with Governmental Entities relating to or imposing liability or standards of conduct with respect to food safety or quality, industrial hygiene, or the manufacture, production, handling, packaging, label, labeling, transportation, distribution, importing, exporting, storage, sale or marketing of food and related products, including all Laws and regulations administered by the FDA, USDA, the Federal Trade Commission, Health Canada, CFIA and any state, provincial, municipal or local agricultural, public health or consumer protection authorities, including but not limited to the U.S. Federal Food, Drug, and Cosmetic Act ("FFDCA"), as amended and its associated regulations, the Food Safety Modernization Act (Pub. L. 111-353), the Public Health Security Bioterrorism Preparedness and Response Act of 2002 (Pub. L. 107-188, as amended), the Perishable Agricultural Commodities Act and its associated regulations (Pub. L. 71-325, as amended), the Food and Drugs Act and its associated regulations, the Consumer Packaging and Labelling Act and its associated regulations, the Safe Food for Canadians Act and its associated regulations (and, as applicable, the Canada Agricultural Products Act and its associated regulations prior to their repeal), and all rules, notices, practices, policies, guidance and guidelines issued by the FDA, USDA, CFIA and any state, provincial, municipal or local agricultural, public health or consumer protection authorities, as it relates to organic standards, product certifications and all facility hazard analysis plans and programs, and (ii) all Authorizations issued pursuant to such Laws and agreements.
(hh) "Governmental Entity" means any domestic or foreign (i) federal or central, state, regional, provincial, municipal, local or other governmental or public department, central bank, court, commission, commissioner, board, bureau, agency, tribunal or instrumentality, (ii) any applicable stock exchange, or (iii) any body exercising or entitled to exercise any administrative, judicial, legislative, regulatory or taxing authority or power of any nature.
(ii) "Hazardous Materials" means any substance, material or waste that is prohibited, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls ("PCBs"), chlorinated solvents and asbestos.
(jj) "HST" means harmonized sales tax.
(kk) "HST Act" means Part IX of the Excise Tax Act (Canada).
(ll) "Indebtedness" means, collectively (and without duplication) with respect to the Acquired Companies, on a consolidated basis:

(i) indebtedness for borrowed money, including any related prepayment fees, penalties or expenses (including overdraft facilities) (whether short term or long term);
(ii) indebtedness for the deferred purchase price of property or services;
(iii) indebtedness evidenced by notes, bonds, debentures, mortgages or other similar instruments;
(iv) obligations or commitments to repay deposits or other amounts advanced by and owing to third Persons to the extent there has also been a reduction to the corresponding line item in Working Capital or Cash, as applicable;
(v) indebtedness arising under any interest rate or currency swap or other interest rate or currency protection or hedging agreement or other similar interest rate or currency agreement;
(vi) indebtedness under loans due to any related party (within the meaning of the Tax Act), including any shareholder;
(vii) any declared dividend not paid by an Acquired Company;
(viii) any change of control payment or unpaid bonus that is payable in connection with the transaction contemplated by this Agreement;
(ix) indebtedness arising under capitalized leases, conditional sales contracts and other similar title retention instruments (including, for greater certainty, the leasing contracts listed in section 3.2(y)(i)(N) of Schedule 2.3(y) of the Disclosure Schedules);
(x) any liabilities under any letter of credit (to the extent drawn) or any other than instruments supporting or guaranteeing any obligations of any Acquired Company;
(xi) any interest, fees, prepayment obligations, premiums or penalties relating to any of the indebtedness referred to in paragraphs (i) through (x);
(xii) all indebtedness of others referred to in paragraphs (i) through (xi) above guaranteed by, or secured by any Lien upon any property or asset owned by any Acquired Company;
(xiii) all Excluded Employees Severance Cost; and
(xiv) income Tax liabilities (net of any income Tax assets) of any Acquired Company accruing up to the Closing Date.
reduced by the sum of all assets or benefits arising under any interest rate or currency swap or other interest rate or currency protection agreement or other similar interest rate or currency agreement, on a consolidated basis, provided, however, that any liability included in Working Capital for purposes of this Agreement, any portion of the Optionee

Withholding Amount and indebtedness evidenced by the Net Settlement Notes shall be excluded from the calculation of Indebtedness for purposes of this Agreement.
(mm) "Independent Contractor" means each Person under a contract for services with an Acquired Company, including, for greater certainty, each distributor of the products of the Business, that is not, and is not intended by any Acquired Company to be, an employee or agent of an Acquired Company.
(nn) "Independent Distributor" means a Person (other than an Acquired Company) who is party to an Independent Distributor Agreement.
(oo) "Independent Distributor Agreement" means an agreement (including, for greater certainty, a signed acknowledgment to be bound by the terms of any policy or manual) with an Acquired Company pursuant to which an Independent Distributor has rights to sell and distribute products of the Business to third parties, and specifically includes, without limitation, all such agreements executed with respect to (i) the Canadian Policy Manual and Information Handbook dated January 2014, (ii) the American Policy Manual and Information Handbook dated January 2014, (iii) the form of Independent Distributor Agreement [Canada] dated February 2018, (iv) the form of Independent Distributor Agreement [Quebec - Canada] dated February 2018, and (v) the form of Independent Distributor Agreement [USA] dated January 2018.
(pp) "Individual Fundamental Representations" means the representations and warranties contained in Sections 3.1(a) (Incorporation and Status of Sellers), 3.1(b) (Validity of Agreement), 3.1(c) (Execution and Binding Obligation), 3.1(e) (Title to Purchased Shares), and 3.1(g) (No Brokers).
(qq) "Intellectual Property" means, all intellectual property of the Acquired Companies including any trademarks, trade names, business names, brand names, service marks, logos, domain names, computer software and computer programs (other than standard off-the-shelf software), copyrights, designs, inventions and patents, formulae, processes, know-how and technology and trade secrets, whether domestic or foreign, registered or unregistered, as well as any applications, continuations, continuations in part, divisional applications or analogous rights therefor and goodwill associated with any of the foregoing, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing and all like rights used by or granted to the Acquired Companies in connection with the Business.
(rr) "Interim Period" means the period from the date hereof and the Closing.
(ss) "Internet Web Sites" means all of the Acquired Companies' web sites used in the conduct of the Business that are accessible by the public over the internet.
(tt) "Investment Canada Act" means the Investment Canada Act, as amended.
(uu) "Laws" means all current constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, orders-in-council, rules, regulations, directives, notices, judgments, notifications, circulars and by-laws or any provisions of the foregoing, including general principles of common and civil law and equity.

(vv) "Lien" means any mortgage, charge, pledge, hypothec, option, prior claim, power of sale, security interest, security agreement, debenture, trust deed, conditional sales contract, assignment, lien (statutory or otherwise), equity, right of pre-emption, right of first refusal, non-disposal undertaking, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment, performance of an obligation or claim against a proprietary right or an agreement to create any of the foregoing.
(ww) "Material Adverse Effect" means a development, change, event or occurrence that, when taken individually or in the aggregate, has had or resulted, or would reasonably likely result in, a material adverse effect on the Business, operations, assets, liabilities or condition (financial or otherwise) of the Acquired Companies, taken as a whole; except to the extent that the material adverse effect results from or is caused by:
(i) worldwide, national, provincial or local conditions or circumstances, whether they are economic, political, regulatory (including any change in Law or ASPE) or otherwise, including war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters, but only if such conditions or circumstances have not had a materially disproportionate impact on the Acquired Companies taken as a whole relative to other participants in the markets or industry in which the Acquired Companies operate;
(ii) changes in the markets or industry in which the Acquired Companies operate, but only if such changes have not had a materially disproportionate impact on the Acquired Companies taken as a whole relative to other participants in the markets or industry in which the Acquired Companies operate;
(iii) the announcement of this Agreement and the transactions contemplated hereby, including the loss of any customer, supplier or distributor following the announcement of this Agreement and the transactions contemplated hereby;
(iv) any act or omission of Purchaser or its Affiliates;
(v) any act or omission of the Acquired Companies, as the case may be, occurring after the date hereof and prior to the Closing Date that is taken or omitted to be taken with the prior written consent or at the prior written request of Purchaser;
(vi) any matter which has been disclosed by Sellers in the Disclosure Letter; or
(vii) the failure of any of the Acquired Companies to meet any internal, published or public projections, forecasts, guidance or estimates, including of production, revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred).
(xx) "Multi-Employer Plans" means plans, arrangements, agreements, programs, policies, practices or undertakings whether funded or unfunded, insured or uninsured, registered or unregistered, to which an Acquired Company is a party or bound or in which Employees participate or under which an Acquired Company has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such persons) and to which an Acquired Company is required to contribute and which are not maintained or administered by an Acquired Company or any of its Affiliates.
(yy) "Net Indebtedness" means an amount equal to the amount of Indebtedness minus the amount of Cash, in each case as of the Effective Time.
(zz) "Net Settlement Notes" means the promissory notes issued by SPC Investment to Optionholders, in consideration for the surrender of their Options as described in Section 2.6, the principal amount of which shall, for each Optionholder, be equal to the "in-the-money" value of his/her Options less said Optionholder's pro-rata share of the Optionee Withholding Amount.
([[) "Option Plan" means the Stock Option Plan of SPC Investment dated October 9, 2015.
(aaa) "Option Reimbursement Note" means a non-interest bearing demand promissory note issued by Voortman to SPC Investment pursuant to the terms of the Reimbursement Agreement to compensate SPC Investment for payments made in connection with the surrender of Options by the Optionholders to SPC Investment as described in Section 2.6.
(bbb) "Optionee Additional Withholding Amount" means an amount set forth in the Final Statements to be withheld or otherwise remitted to a Governmental Entity on account of Taxes by SPC Investment (or the relevant Acquired Company) in respect of the Optionholders Proportionate Adjustment Amount (to the extent positive).
(ccc) "Optionee Withholding Amount" means an amount set forth in a statement to be delivered by Sellers to Purchaser within two days prior to the Closing Date setting out the amount required to be withheld or otherwise remitted to a Governmental Entity on account of Taxes by SPC Investment (or the relevant Acquired Company) in respect of the surrender of the Options by the Optionholders to SPC Investment as described in Section 2.6.
(ddd) "Optionholders Proportionate Adjustment Amount" means a positive or negative amount set forth in the Final Statements to which the Optionholders would have been entitled or that they would have owed on account of adjustment pursuant to Sections 2.4(h)(iv) to 2.4(h)(vi) (disregarding, for these purposes, any reference therein to Optionholders Proportionate Adjustment Amount and Optionee Additional Withholding Amount) in accordance with the proportions set out in Part C of Schedule 1.1(e) of the Disclosure Letter, net of the Optionee Additional Withholding Amount (if any).
(eee) "Options" means each outstanding, unexpired, unexercised option to purchase one or more shares in the capital of SPC Investment, whether or not then vested or exercisable, granted on or prior to the date hereof to any current or former employee, officer or director of Voortman pursuant to the Option Plan.
(fff) "Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

(ggg) "Parties" means Sellers and Purchaser.
(hhh) "Payoff Creditors" means the creditors of Indebtedness listed in Part A of the Closing Indebtedness and Cash Statement;
(iii) "Payoff Letter" means, with respect to any Payoff Creditor, a letter or other instrument addressed by such Payoff Creditor to one or more Acquired Companies setting out the Indebtedness as at the Effective Time owed to such Payoff Creditor and containing an irrevocable undertaking from such Payoff Creditor to terminate all financial instruments relating to such Indebtedness and to take all required actions in order to discharge all Liens on the assets of the Acquired Companies that exist for its benefit or granting Purchaser or the Acquired Companies the authority to file any Lien discharge documents, subject only to receipt of payment of the amount specified in such Payoff Letter, and, if applicable, providing wire transfer instructions for payment to such Payoff Creditor.
(jjj) "Permitted Lien" means the following Liens:
(i) minor encroachment by the Leased Properties over neighbouring lands and any fences or concrete curbs, which individually and/or in the aggregate (A) do not materially affect the occupation, use of enjoyment of the Leased Properties and (B) do not materially affect the value or the marketability of any of the Leased Properties;
(ii) in respect of real property, any subsisting restrictions, exceptions, reservations, limitations, provisions and conditions (including royalties, reservation of mines, mineral rights (including coal, oil and natural gas) and timber rights, access to navigable waters and similar rights) expressed in any original grants from the Crown, under applicable law or from any predecessor in title;
(iii) in respect of real property, zoning, land use and building restrictions, by-laws, regulations and ordinances of federal or central, state, regional, provincial, municipal or other governmental bodies or regulatory authorities, including municipal by-laws and regulations, airport zoning regulations, other land use limitations, pre-emption rights regulations and rights to repurchase in favour of or imposed or reserved by any federal or central, state, regional, provincial, municipal or other governmental bodies or regulatory authorities provided none of the foregoing have a Material Adverse Effect on, or reduce the current use of, any of the Leased Properties;
(iv) all immovable property leases, whether registered or not, but only to the extent that true, correct and complete copies of which have been made available to Purchaser and are expressly identified in Schedule 3.2(aa) of the Disclosure Letter;
(v) Liens for Taxes not yet due and delinquent or, if due, the validity of which is being contested diligently;
(vi) Liens arising by operation of Law or securing, carriers', warehousemen's, mechanics', workers', suppliers', contractors', builders', architects', engineers', materialmen's and other such similar liens incurred in the Ordinary Course which have not at such time been filed pursuant to Law or which relate to obligations not due and payable or, if overdue, are being contested in good faith by appropriate proceedings and in respect of which adequate reserves are maintained in accordance with ASPE (applied on a basis consistent with the Financial Statements);
(vii) deposits to secure the performance of obligations in respect of Liens contemplated in paragraph above;
(viii) in respect of real property, any immaterial disagreement between the title deeds, the cadastre, the plan of renovation and/or the measurements and which, individually and/or in the aggregate (A) do not materially affect the occupation, use or enjoyment of the Leased Properties and (B) do not materially affect the value or marketability of any of the Leased Properties;
(ix) in respect of real property, the right reserved to or vested in any Governmental Entity by statute or common law;
(x) in respect of real property, security given to a public utility or any Governmental Entity by statute or common law;
(xi) in respect of real property, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with municipalities and restrictions, easements, restrictive covenants, licenses, servitudes, watercourse, rights-of-way, right of access or user or other similar rights in land (including rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons to the extent they are in good standing and which do not, either individually or in the aggregate, materially affect the value, marketability, use, occupation or enjoyment of the Leased Properties subject thereto;
(xii) Liens arising solely by operation of Law over any credit balance or cash held in an account with a financial institution;
(xiii) Liens which will continue to encumber the assets following the Closing as set out in Schedule 1.1(iii) of the Disclosure Letter; and
(xiv) Liens which are being discharged prior to or concurrently with Closing as set out in Schedule 1.1(iii) of the Disclosure Letter.
(kkk) "Person" means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.
(lll) "Pre-Closing Tax Period" means any taxable period (or portion thereof) ending on or before the Closing, and with respect to any Straddle Period, the portion of such taxable period ending on the Closing Date;

(mmm) "Pre-Closing Taxes" means all Taxes payable in respect of any Pre-Closing Tax Period. For these purposes, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on the Closing Date shall (a) in the case of any Taxes other than gross receipts, sales or use taxes and Taxes based upon or related to income, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days in the taxable period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (b) in the case of any Tax based upon or related to income and gross receipts, sales or use taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended on or immediately before the Closing;
(nnn) "Reimbursement Agreement" means an agreement entered into between Voortman and SPC Investment dated as of the date hereof pursuant to which Voortman agrees to reimburse SPC Investment by the issuance of the Option Reimbursement Note for amounts paid by SPC Investment to the Optionholders in connection with the surrender of the Options as described in Section 2.6 and adjusted pursuant to Sections 2.4(h)(iv) to 2.4(h)(vi).
(ooo) "Representation and Warranty Policy" means the buyer side representation and warranty insurance policy obtained by Purchaser, in form and substance satisfactory to Sellers, acting reasonably, and which shall provide for an aggregate coverage in an amount equal to $42,500,000, and of which the premium (excluding any related fees and expenses) payable to the underwriter and the broker with respect to the Representation and Warranty Policy shall be paid for by Purchaser as to 50% and Sellers as to 50% (as set out in Section 1.1(aaaa)), and which Representation and Warranty Policy shall be bound and become effective as of the date hereof.
(ppp) "Settlement" means the Confidential Settlement Agreement between SPC Management Co., Inc. and Oscar Lopez and the terms and conditions specified therein relating to the Class Action Suit.
(qqq) "Statutory Plans" means statutory benefit plans that an Acquired Company is required to participate in or comply with, including the Canada and Québec Pension Plans and plans administered pursuant to applicable health Tax, workers' compensation and employment insurance legislation.
(rrr) "Straddle Period" means any taxable period which begins before the Closing Date and ends after the Closing Date;
(sss) "Subsidiaries" means SPCVC Investment Inc. ("SPC Investment"), a corporation governed by the Laws of the province of Ontario, SPCVC Holdings Inc. ("SPC Holdings"), a corporation governed by the Laws of the province of Ontario, Voortman and Appleby.
(ttt) "Subsidiaries' Shares" means the shares set out in Schedule 1.1(uuu) of the Disclosure Letter.
(uuu) "Target Working Capital" means $40,000,000.

(vvv) "Tax" or, collectively, "Taxes" means any and all federal or central, state, regional, provincial, municipal, local and foreign taxes, assessments, reassessment and other governmental charges, duties, impositions and liabilities, including Canada Pension Plan and provincial pension plan contributions and unemployment insurance contributions and employment insurance contributions and including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, good and services, and value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, employment, employer health, HST, excise and property taxes, including estimated taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts.
(www) "Tax Act" means the Income Tax Act (Canada), as amended.
(xxx) "Tax Return" or, collectively "Tax Returns" means all returns, declarations, reports, statements, schedules, notices, elections, forms or other documents or information required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax.
(yyy) "Termination Date" means Monday, February 3, 2020.
(zzz) "Transaction Expenses" means (i) all of the fees, expenses and other payments incurred by Sellers or the Acquired Companies in connection with the transactions contemplated by this Agreement (on their own behalf and/or on behalf of the Corporation), (ii) all fees and expenses of legal, accounting and financial advisors, data room providers, and other advisors of Sellers or the Acquired Companies, (iii) one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement, (iv) one-half of the Representation and Warranty Policy premium (as such premium is described in Section 1.1(mmm) and provided that, for purposes of calculating Sellers' one-half portion of such premium, the aggregate amount of such premium shall not exceed $1,000,000) and (v) all fees, expenses and other payments of Sellers or the Acquired Companies including change of control sale bonuses or payments, phantom equity, deferred compensation, severance payments to any current or former employee, director or independent contractor (plus the employer portion of any employment, payroll, and/or any other Taxes thereon), in each case not paid in full prior to the Closing, provided, however, that any liability included in Indebtedness for purposes of this Agreement shall be excluded from the calculation of Transaction Expenses for purposes of this Agreement.
([[[) "U.S.-Based Employee" means any employee of an Acquired Company that performed services for such Acquired Company within the United States on at least fifty (50) days during any twelve-month period.
(aaaa) "Voortman" means Voortman Cookies Limited, a corporation governed by the Laws of the province of Ontario.
(bbbb) "Working Capital" means the current assets and current liabilities that are specifically listed in the sample calculation set forth in Exhibit 1.1(dddd) in respect of the Acquired Companies, on a consolidated basis, as of the Effective Time, each calculated in accordance with ASPE (applied on a basis consistent with the Financial Statements) except as otherwise set forth under the heading "Adjustments" in Exhibit 1.1(dddd).
1.2 Other Defined Terms.
In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Sections:

Term	Section
Agent	10.8(a)
Benefit Plan	3.2(k)(vii)
Closing Net Working Capital Adjustment	2.4(a)
Confidentiality Agreement	5.3
Defendant	1.1(n)
Draft Statements	2.4(c)
Excluded Employees	5.10
Indebtedness Not Payable At Closing	1.1(q)(i)
Indemnified Party	9.7
Indemnifying Party	9.7
Industrial Designs	3.2(s)(i)
Insurance Policies	3.2(cc)
Key Customer	3.2(ff)
Key Supplier	3.2(ff)
Lease Documents	3.2(aa)(i)
Leased Properties	3.2(aa)(i)
Manulife	Preamble
Material Contracts	3.2(y)(i)
Materiality Scrape	9.6
Net Downward Adjustment	2.4(h)(v)
Net Indebtedness Payable at Closing	1.1(q)(i)
Net Upward Adjustment	2.4(h)(iv)
Optionholders	Preamble
Pacific	Preamble
Parachute Payment Waiver	5.13(a)
PPM	Preamble
Pre-Acquisition Reorganization Activity	5.9(a)
Preliminary Closing Date Net Working Capital Amount	2.4(a)
Preliminary Closing Date Net Working Capital Statement	2.4(a)
Principal Sellers	Preamble
Purchased Shares	Recitals
Purchase Price	2.2
Purchaser	Preamble
Purchaser's Closing Certificate	6.5(a)
Rationalization Date	5.10

Term	Section
Roynat	Preamble
SE	10.1
Sellers	Preamble
Sellers' Closing Certificate	6.2(a)
SPC	Preamble
SPC Holdings	1.1(ttt)
SPC Investment	1.1(ttt)
Third Party Claim	9.8(a)
Trademarks	3.2(s)(i)
Voortman Trust	Preamble

1.3 Headings, etc.
The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.
1.4 Currency and Payment Obligations.
(a) All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.
(b) Except as provided in Article 9, any payment to or by Sellers contemplated by this Agreement shall be made to or by Sellers in accordance with each Seller's Allocable Portion.
1.5 Time Reference.
All references in this Agreement to times of the day are to local time in the relevant jurisdiction, unless otherwise indicated.
1.6 Certain Expressions, Etc.
In this Agreement, (a) the words "includes", "including" and similar expressions mean "includes (or including) without limitation", (b) the phrases the "aggregate of", the "total of", the "sum of" and similar expressions mean the "aggregate (or total or sum), without duplication, of", (c) the phrase "made available", when used in reference to a document and unless otherwise specified, means that the document was made available for viewing in the "Project Victoria" electronic data room hosted by Donnelley Financial Solutions (the "Data Room"), as that site existed as of 6:00 p.m. (Eastern Daylight Time) on the date prior to the date of this Agreement, (d) pronouns in one gender include the other gender, unless the context clearly indicates otherwise, (e) definitions in the singular include the plural, and vice versa, (f) the words "hereof", "herein", "hereunder", "hereto" and similar expressions refer to this Agreement as a whole and the words "Article", "Section", "Exhibit" or "Schedule" refer to an Article of, Section of, Exhibit to or Schedule to, this Agreement, unless specified otherwise.
1.7 Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Sellers, it shall be deemed to refer to the actual knowledge (assuming they had made reasonable inquiry of the appropriate individuals) of Douglas MacFarlane, Diana Fife, Chester Czerny, Ken Cross and David Darch as of the date of this Agreement.
1.8 Accounting Terms.
All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with ASPE (applied on a basis consistent with the Financial Statements), unless otherwise provided.
1.9 Incorporation of Exhibits and Schedules.
The exhibits and schedules to the Disclosure Letter attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.
ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

2.1 Purchase and Sale.
Subject to the terms and conditions of this Agreement, on the Closing Date, each Principal Seller shall sell to Purchaser, and Purchaser shall purchase from each Principal Seller, all (but not less than all) of the Purchased Shares held thereby. The Purchased Shares will constitute at Closing, in the aggregate, all (but not less than all) of the issued and outstanding shares in the capital of Corporation.
2.2 Purchase Price.
Subject to adjustment, if any, in accordance with Section 2.4, the aggregate purchase price payable by Purchaser for the Purchased Shares shall be an amount equal to (a) $425,000,000, plus, if a negative amount, or minus, if a positive amount, as the case may be, (b) the aggregate Net Indebtedness as set forth on the Closing Indebtedness and Cash Statement, plus or minus, as the case may be, (c) the amount of the Closing Net Working Capital Adjustment, minus (d) the Optionee Withholding Amount, and minus (e) the aggregate principal amount of the Net Settlement Notes (the "Purchase Price").
2.3 Payments at Closing.
At Closing, Purchaser shall pay the Purchase Price by paying:
(a) to Principal Sellers an amount equal to the Purchase Price, minus the Principal Sellers' Allocable Portion of any unpaid Transaction Expenses, minus the Principal Sellers' Allocable Portion of the Adjustment Escrow Amount, and minus the Principal Sellers' Allocable Portion of the Escrow Indemnity Amount, by way of wire transfer of immediately available funds to accounts designated in writing by Agent prior to the Closing Date, in the proportions set forth in Part B of Schedule 1.1(e) of the Disclosure Letter; and
(b) the Principal Sellers' Allocable Portion of the Adjustment Escrow Amount and the Principal Sellers' Allocable Portion of Escrow Indemnity Amount to the Escrow Agent.

2.4 Adjustment of Purchase Price
(a) Preliminary Statements. Within three days prior to the Closing Date, Agent shall cause Corporation to prepare and shall deliver to Purchaser (i) a statement (the "Preliminary Closing Date Net Working Capital Statement") setting forth Corporation's good faith estimate of the Working Capital as of the Effective Time (the "Preliminary Closing Date Net Working Capital Amount"), which Preliminary Closing Date Net Working Capital Statement shall be adjusted to include the Inventory Count conducted immediately prior to Closing, and (ii) the Closing Indebtedness and Cash Statement, which shall set forth Corporation's good faith estimate of the Net Indebtedness of the Acquired Companies as of Effective Time. If the Preliminary Closing Date Net Working Capital Amount is greater than the Target Working Capital, the Purchase Price will be increased dollar-for-dollar by the amount of such excess, and if the Preliminary Closing Date Net Working Capital Amount is less than the Target Working Capital, the Purchase Price will be decreased dollar-for-dollar by the amount of such shortfall (the "Closing Net Working Capital Adjustment"), provided that if the Closing Net Working Capital Adjustment is less than $150,000 (positive or negative), no adjustment will be made. Within two days prior to the Closing Date, Agent shall also cause Corporation to prepare and shall deliver to Purchaser a statement setting forth the amount of the Net Settlement Notes and the Optionee Withholding Amount.
(b) Inventory Count. Purchaser and Agent each agree to, and to cause their respective agents and representatives to, cooperate with the other and their respective agents and representatives to conduct a joint count of inventories, including raw materials, work-in-progress and finished products immediately preceding the Closing Date (the "Inventory Count"). The Inventory Count shall be jointly overseen by Purchaser and the Agent, including costing of inventory at the lower of cost and net realizable value less a mutually agreed allowance for aged and non-useable items.
(c) Draft Statements. Within 120 days following the Closing Date, Purchaser shall prepare and shall deliver to Agent (i) a statement with the determination of the Working Capital, prepared as of the Effective Time, provided that Purchaser shall normalize and adjust the Working Capital calculation to reflect that all inventory shipped shall be recognized as revenue on the date such inventory is deemed by the Acquired Companies' internal systems to be received by Independent Distributors and direct shipments to the U.S. and Canada (excluding Foodservice and Global) and not on the date such inventory was actually shipped, and (ii) a statement of Net Indebtedness, the Optionholders Proportionate Adjustment Amount and the Optionee Additional Withholding Amount, prepared as of the Effective Time (collectively, the "Draft Statements").
(d) Cooperation. Upon reasonable request, at any time after the delivery of the Draft Statements, Purchaser shall provide to Agent and its auditors access to relevant supporting documentation as they relate to the Draft Statements relating to the Acquired Companies and reasonable access during ordinary business hours to appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Statements.
(e) Objection Period. Within 45 days following delivery of the Draft Statements, Agent (for and on behalf of Sellers) shall notify Purchaser in writing if they have any objections to the Draft Statements. The notice of objection must state in reasonable detail the basis of each objection and the amounts in dispute (on an item-by-item basis if there is more than one amount in dispute) together with Sellers' alternative proposed calculation with respect to each component of the Draft Statements it disputes. Any item or amount of the Draft Statements not so identified on the notice of objection as an item or amount in dispute shall be deemed as final and binding. Sellers shall be deemed to have accepted the Draft Statements in their entirety if Agent (for and on behalf of Sellers) does not notify Purchaser of any objection within such period of 45 days.
(f) Settlement of Dispute. If Agent (for and on behalf of Sellers) disputes the Draft Statements in accordance with Section 2.4(e), then Purchaser and Agent (for and on behalf of Sellers) will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 30 days after the date of the notification of such dispute, failing which the items remaining in dispute may be submitted by Agent (for and on behalf of Sellers) or Purchaser for final determination to BDO Canada LLP, or if such firm is unwilling or unable to act, Grant Thornton LLP (in any such case, the "Third Party Auditors"). Purchaser and Agent shall use commercially reasonable efforts to cause the Third Party Auditors to complete their work within 30 days of their engagement. The Third Party Auditors shall allow each of Purchaser and Agent (for and on behalf of Sellers) to present their respective positions regarding the items in dispute in the Draft Statements and the determination of Working Capital and Net Indebtedness as of the Effective Time, and each of Purchaser and Agent (for and on behalf of Sellers) shall have the right to present additional documents, materials and other written information to the Third Party Auditors regarding the items in dispute. The Third Party Auditors shall consider such additional documents, materials and other written information. Any such other documents, materials or other written information shall be copied to each of Purchaser and Agent and each of Purchaser and Agent shall be entitled to reply thereto. The Third Party Auditors shall make their determination in accordance with the terms of this Agreement. The Third Party Auditors may not assign a dollar value to any disputed item greater than the highest amount or less than the lowest amount claimed by Purchaser or Agent, as applicable.
(g) Final Determination. Promptly following the 30-day period referred to in Section 2.4(e) during which no notice of objection was given or the resolution of any dispute in accordance with Section 2.4(f), as the case may be, Purchaser shall deliver to Agent (for and on behalf of Sellers) the final closing date balance sheet, a statement of final Working Capital and a final statement of Net Indebtedness, Optionholders Proportionate Adjustment Amount and Optionee Additional Withholding Amount (the "Final Statements"). The Final Statements shall reflect the resolution of any dispute in accordance with Section 2.4(f) or, if Corporation's auditors are unable or unwilling to reflect such resolution, then the Final Statements shall be deemed to be amended to reflect such resolution. The Final Statements shall be final and binding upon the Parties upon delivery thereof and shall not be subject to appeal, absent manifest error.
(h) Payment of Adjustment to Purchase Price.
(i) If (A) the Working Capital set forth in the Final Statements is equal to, or is no more than $150,000 more or less than, the Preliminary Closing Date Net Working Capital Amount set forth on the Preliminary Closing Date Net Working

Capital Statement, and (B) the Net Indebtedness set forth in the Final Statements is equal to the Net Indebtedness set forth in the Closing Indebtedness and Cash Statement, then no further adjustment will be made to the Purchase Price and, with respect to the Adjustment Escrow Amount, the Escrow Agent shall release same as follows:
(A) to Principal Sellers, the Principal Sellers' Allocable Portion thereof, by wire transfer of immediately available funds to the accounts designated by Agent pursuant to Section 2.3; and
(B) to Agent for remittance to Optionholders, the Optionholders' Allocable Portion thereof, by wire transfer of immediately available funds to the accounts designated by Agent pursuant to Section 2.3.
(ii) If the Working Capital set forth in the Final Statements is greater than the Preliminary Closing Date Net Working Capital Amount set forth in the Preliminary Closing Date Net Working Capital Statement, then Purchaser (or SPC Investment in respect of any portion of such excess included in the calculation of the Optionholders Proportionate Adjustment Amount) shall owe an amount equal to such excess to Sellers (provided such excess is greater than $150,000). If the Working Capital set forth in the Final Statements is less than the Preliminary Closing Date Net Working Capital Amount set forth on the Preliminary Closing Date Net Working Capital Statement, then Sellers shall owe an amount equal to such shortfall to Purchaser (or SPC Investment in respect of any portion of such shortfall included in the calculation of the Optionholders Proportionate Adjustment Amount) (provided such shortfall is greater than $150,000).
(iii) If the Net Indebtedness set forth in the Closing Indebtedness and Cash Statement is greater than the Net Indebtedness set forth in the Final Statements, then Purchaser (or SPC Investment in respect of any portion of such excess included in the calculation of the Optionholders Proportionate Adjustment Amount) shall owe an amount equal to such excess to Sellers. If the Net Indebtedness set forth in the Final Statements is greater than the Net Indebtedness set forth in the Closing Indebtedness and Cash Statement, then Sellers shall owe an amount equal to such excess to Purchaser (or SPC Investment in respect of any portion of such excess included in the calculation of the Optionholders Proportionate Adjustment Amount).
(iv) If the sum of the amounts calculated pursuant to Sections 2.4(h)(ii) and 2.4(h)(iii) is owed by Purchaser (and SPC Investment in respect of any portion of such sum included in the calculation of the Optionholders Proportionate Adjustment Amount) to Sellers (the "Net Upward Adjustment"), then within five Business Days of the final determination of the Final Statements,
(A) the Purchase Price shall be increased by the Net Upward Adjustment (excluding the sum of any portion thereof relating to the Optionholders Proportionate Adjustment Amount (positive) and the Optionee Additional Withholding Amount);

(B) the Adjustment Escrow Amount shall be released by the Escrow Agent to Principal Sellers to the accounts designated by Agent pursuant to Section 2.3 and to Agent to the account(s) designated thereby for remittance to Optionholders, in each case by way of wire transfer of immediately available funds;
(C) Purchaser shall pay the Net Upward Adjustment, reduced by the sum of the Optionholders Proportionate Adjustment Amount (positive) and the Optionee Additional Withholding Amount, to Principal Sellers, by way of wire transfer of immediately available funds to accounts designated by Agent pursuant to Section 2.3;
(D) Purchaser shall cause SPC Investment to:
i. pay the Optionholders Proportionate Adjustment Amount (positive) to Agent for remittance to Optionholders, by way of wire transfer of immediately available funds to the account(s) designated by Agent; and

ii. remit the Optionee Additional Withholding Amount to the appropriate Governmental Entities at the relevant time.

(v) If the sum of the amounts calculated pursuant to Sections 2.4(h)(ii) and 2.4(h)(iii) is owed by Sellers to Purchaser (and SPC Investment in respect of any portion of such sum included in the calculation of the Optionholders Proportionate Adjustment Amount) (the "Net Downward Adjustment") and the Net Downward Adjustment is greater than or equal to the Adjustment Escrow Amount, then within five Business Days of the final determination of the Final Statements,
(A) the Purchase Price shall be decreased by the Net Downward Adjustment (excluding any portion thereof relating to the Optionholders Proportionate Adjustment Amount (negative));
(B) the Escrow Agent shall release, for and on behalf of Sellers:
i.to Purchaser, the Principal Sellers' Allocable Portion of the Adjustment Escrow Amount, by wire transfer of immediately available funds to an account designated by Purchaser;

ii.to SPC Investment, the Optionholders' Allocable Portion of the Adjustment Escrow Amount, by wire transfer of immediately available funds to an account designated by SPC Investment;

(C) with respect to any balance owing to Purchaser and SPC Investment,
i.the Principal Sellers shall pay their Allocable Portion of such balance to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser; and

ii.Agent shall pay, for and on behalf of Optionholders, the Optionholders' Allocable Portion of such balance to SPC Investment by wire transfer of immediately available funds to an account designated by SPC Investment.

(vi) If the Net Downward Adjustment is less than the Adjustment Escrow Amount, then within five Business Days of the final determination of the Final Statements,
(A) the Purchase Price shall be decreased by the Net Downward Adjustment (excluding any portion thereof relating to the Optionholders Proportionate Adjustment Amount (negative));
(B) the Escrow Agent shall release, for and on behalf of Sellers:
i.to Purchaser, the Principal Sellers' Allocable Portion of the Net Downward Adjustment, by wire transfer of immediately available funds to an account designated by Purchaser;

ii.to SPC Investment, the Optionholders' Allocable Portion of the Net Downward Adjustment, by wire transfer of immediately available funds to an account designated by SPC Investment;

(C) with respect to the balance of the Adjustment Escrow Amount, the Escrow Agent shall release same as follows:
i.to Principal Sellers, the Principal Sellers' Allocable Portion thereof, by wire transfer of immediately available funds to the accounts designated by Agent pursuant to Section 2.3; and

ii.to Agent for remittance to Optionholders, the Optionholders' Allocable Portion thereof, by wire transfer of immediately available funds to the accounts designated by Agent pursuant to Section 2.3.

(i) Fees and Expenses. Sellers and Purchaser shall bear the fees and expenses of their respective accountants, auditors and other professional advisors in preparing, reviewing or settling, as the case may be, the Draft Statements. In the case of a dispute and the retention of Third Party Auditors to determine such dispute, the fees and expenses of the Third Party Auditors shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amounts not awarded to Sellers, on the one hand, or Purchaser, on the other hand bears to the total amount actually contested by such Party. For example, if closing accounts receivable is the only disputed item, and Sellers claim that closing accounts receivable is $1,000; and Purchaser contest only $500 of the amount claimed by Sellers, and if the Third Party Auditors ultimately resolve the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Third Party Auditors will be allocated 60% (i.e. 300 / 500) to Purchaser and 40% (i.e. 200 / 500) to Sellers. Sellers and Purchaser will, however, bear their own fees and expenses in presenting their respective cases to the Third Party Auditors.

2.5 Repayment of Indebtedness and Transaction Expenses.
(a) On the Closing Date immediately prior to Closing, Purchaser shall:
(i) lend to the applicable Acquired Companies (pursuant to non-interest bearing, demand promissory notes) an aggregate amount equal to the Net Indebtedness Payable at Closing. The Acquired Companies will direct Purchaser to pay on the Closing Date prior to Closing to the Persons listed on Part A of the Closing Indebtedness and Cash Statement the amounts of Indebtedness set forth beside such Persons' respective names by wire transfer of immediately available funds to accounts designated in writing by Agent prior to the Closing Date. The Indebtedness Not Payable at Closing shall remain outstanding; and
(ii) lend to SPC Investment or the relevant Acquired Company (pursuant to non-interest bearing, demand promissory notes) an amount equal to the sum of (A) the Optionee Withholding Amount, and (B) the aggregate principal amount of the Net Settlement Notes, and (C) minus the Optionholders' Allocable Portion of any unpaid Transaction Expenses. Optionholders hereby direct (and Principal Sellers shall cause SPC Investment to direct) Purchaser to pay at Closing the Optionholders' Allocable Portion of the Adjustment Escrow Amount and the Optionholders' Allocable Portion of the Escrow Indemnity Amount to the Escrow Agent. Purchaser shall cause SPC Investment (or the relevant Acquired Company) to remit the Optionee Withholding Amount (if any) to the appropriate Governmental Entities at the relevant time.
(b) On the Closing Date, Purchaser shall pay, to the Persons listed on Part A of the Closing Indebtedness and Cash Statement the amounts of unpaid Transaction Expenses as designated in writing by Agent, equal in the aggregate to the amount of unpaid Transaction Expenses referenced in Section 2.3(a) and Section 2.5(a)(ii)(C) by wire transfer of immediately available funds to accounts designated in writing by Agent prior to the Closing Date.
2.6 Surrender of Options by Optionholders to SPC Investment.
Immediately prior to Closing,
(a) Sellers shall cause SPC Investment to take all appropriate actions to ensure that all unvested Options become fully vested immediately prior to Closing;
(b) SPC Investment and Voortman shall enter into the Reimbursement Agreement and Voortman shall issue to SPC Investment the Option Reimbursement Note; and
(c) all Optionholders shall surrender to SPC Investment all (but not less than all) of their Options, including the unvested Options which have become fully vested pursuant to Section 2.6(a) above, in consideration for an amount equal to the "in-the-money" value of the surrendered Options, which amount shall be paid by: (i) the issuance by SPC Investment of the Net Settlement Notes, (i) the remittance by the relevant Acquired Company of the Optionee Withholding Amount to the appropriate Governmental Entities, (i) within five Business Days of the final determination of the Final Statements, the payment of the Optionholders Proportionate Adjustment Amount (if positive) by SPC

Investment in accordance with Section 2.4(h)(iv), (i) within five Business Days of the final determination of the Final Statements, the remittance by the relevant Acquired Company of the Optionee Additional Withholding Amount (if any) to the appropriate Governmental Entities, and (i) within five Business Days of the final determination of the Final Statements, the payment of the Optionholders Proportionate Adjustment Amount (if negative) by the Escrow Agent and/or Agent, as the case may be, for and on behalf Optionholders, in accordance with Sections 2.4(h)(v) and 2.4(h)(vi), provided that if the Closing does not occur for any reason whatsoever, the Optionholders agree to surrender their rights to the consideration referred to in Section 2.6(c)(i) against reinstatement of such Options upon their existing terms immediately prior to the execution of this Agreement, including with respect to the vested or unvested nature of such Options.
2.7 Withholding.
Notwithstanding any provision hereof to the contrary, the parties agree that any party hereto shall be entitled to deduct and withhold from any amounts otherwise payable under the terms of this Agreement such amounts as it is required to deduct and withhold pursuant to any provision of any applicable Law. To the extent that amounts are so withheld under any provision of this Agreement, such withheld amounts (i) shall be timely remitted to the applicable Governmental Entity in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made. Prior to making any such deduction or withholding, the withholding party shall inform the other party at least five (5) Business Days in advance of any such deduction or withholding and shall cooperate with such other party to take commercially reasonable steps to reduce or eliminate such deduction or withholding.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1 Representations and Warranties of Sellers as to Sellers.
Each Seller separately represents and warrants, as to itself, but not as to any other Seller, to Purchaser as follows as of the date hereof, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement:
(a) Incorporation and Status of Sellers.
(i) In the case of a Seller that is an individual, such Seller has full legal capacity to enter into and perform his or her obligations under this Agreement.
(ii) In the case of a Seller that is a legal Person, such Seller is a corporation, limited partnership or other legal entity, as applicable, duly incorporated or formed, respectively, and validly existing under the Laws of its jurisdiction of incorporation or formation, respectively, and has all requisite power and authority to enter into and perform its obligations under this Agreement.
(iii) In the case of a Seller that is a trust, such Seller has been constituted as a trust under the laws of its jurisdiction of creation, has not been terminated, and its trustees have the power to own the assets of the trust under the terms of the constating documents of the trust and to enter into and to perform, in their capacities as trustees of the trust, the obligations of the trust under this Agreement.
(b) Validity of Agreement. The execution, delivery and performance by such Seller of this Agreement:
(i) in the case of a Seller that is a corporation or a trust, have been duly authorized by all necessary corporate action on its part and, in the case of a Seller that is a trust, have been duly authorized by all necessary actions of the trustees of such trust;
(ii) in the case of a Seller that is a corporation or a trust, do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of its constating documents, by-laws or other similar documents;
(iii) will not result in the violation of any applicable Law; and
(iv) will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of any Acquired Company's constating documents or by-laws.
(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by such Seller, and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.
(d) Required Authorizations. Except as disclosed in Schedule 3.1(d) of the Disclosure Letter, no filing with, notice to or Authorization of, any Governmental Entity is required by such Seller as a condition to the lawful completion of the transactions contemplated by this Agreement.
(e) Title to Purchased Shares and Options. As of the date hereof, such Seller is the registered and beneficial owner of the number and class of shares in the capital of Corporation and the number of Options set out beside its name in Schedule 3.1(e) of the Disclosure Letter, with good and valid title thereto, free and clear of all Liens. There are no limitations or restrictions on Sellers' rights to transfer such shares other than those restrictions on transfer contained in the articles of the Corporation. At Closing:
(i) such Seller, if a Principal Seller, will be the registered and beneficial owner of the number and class of Purchased Shares set out beside its name in Schedule 3.1(e) of the Disclosure Letter, with good and valid title thereto, free and clear of all Liens; and

(ii) such Seller, if a Principal Seller, shall transfer to Purchaser good and valid title to the Purchased Shares owned by such Principal Seller, free and clear of all Liens.
(f) Residence of Sellers. Except for Douglas MacFarlane and Joseph Nischbach, such Seller is not a non-resident of Canada within the meaning of the Tax Act.
(g) No Brokers. Except as disclosed in Schedule 3.1(g) of the Disclosure Letter, no broker, finder or investment banker or other person is directly or indirectly entitled to receive from such Seller any brokerage, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.
(h) No Other Agreement to Purchase. Except for Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase of any of the Purchased Shares or Options, as the case may be, owned by such Seller.
3.2 Representations and Warranties of Sellers as to the Acquired Companies.
Sellers severally and not jointly or jointly and severally represent and warrant to Purchaser as follows as of the date hereof, and acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement, which such representations and warranties are subject to the limitations in Section 9.1:
(a) Incorporation and Qualification of Acquired Companies. Each Acquired Company is an entity constituted and validly subsisting under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its property and carry on its business as currently conducted. Each Acquired Company is duly registered, licensed or qualified to carry on the Business in each state, territory, province and other jurisdiction in which the Business as now being conducted by it makes such registration, licensing or qualification necessary, except for any failure to be so registered or qualified which would not be material to the Business of the Acquired Companies, taken as a whole.
(b) Holding Companies Conduct No Business. Each of the Corporation, SPC Investment and SPC Holdings (each a "Holding Company" and together the "Holding Companies") has never employed any individuals or conducted any business other than the ownership of the shares it holds in the applicable Acquired Company and activities incidental thereto, and has never owned, leased or used any asset other than the shares it holds in the applicable Acquired Company and cash. The Holding Companies have no liabilities (and there is no basis to assert any liability against the Holding Companies), except for (i) liabilities that shall irrevocably and unconditionally be discharged prior to or concurrently with the Closing and (ii) liabilities set forth in the Financial Statement for such Holding Company (other than such liabilities referred to in (i) above).
(c) No Other Agreement to Purchase. Except for Purchaser's rights under this Agreement, and the Optionholders' rights under the Options, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase, subscription, allotment or issuance of unissued shares or securities of any Acquired Company, or (ii) the purchase or acquisition of any assets of any Acquired Company, other than in the Ordinary Course.

(d) Corporate Records. The corporate records of each Acquired Company are complete and accurate, in all material respects, and include the articles and by-laws, minutes of meetings and resolutions of shareholders and directors, and the share certificate books, securities register, register of transfers and register of directors of each Acquired Company. All such records have been made available prior to the date of this Agreement for review by Purchaser's representatives.
(e) Required Authorizations. Except as disclosed in Schedule 3.2(e) of the Disclosure Letter, no filing with, notice to or Authorization of, any Governmental Entity is required by any of the Acquired Companies as a condition to the lawful completion of the transactions contemplated by this Agreement.
(f) Required Consents. Except as disclosed in Schedule 3.2(f) of the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any Contract to which any Acquired Company is a party, in connection with the completion of the transactions contemplated by this Agreement where the failure to obtain such consent, individually or in the aggregate, would be material to the Business, taken as a whole.
(g) Authorized and Issued Capital. The authorized capital of each Acquired Company is as set out in Schedule 3.2(g) of the Disclosure Letter. The Purchased Shares constitute all of the issued and outstanding shares in the capital of Corporation and have been duly issued and are outstanding as fully paid and non-assessable. The Subsidiaries' Shares constitute all of the issued and outstanding shares in the capital of the Subsidiaries and have been duly issued and are outstanding as fully paid and non-assessable. All of the issued and outstanding shares of each of the Acquired Companies have been issued in compliance with all applicable Laws, including applicable securities laws. Except for the Options set forth on Schedule 3.1(e), which will be transferred and cancelled immediately prior to Closing, there are no outstanding options or notes held by any Person convertible or exchangeable for any shares or other securities of any Acquired Company.
(h) Subsidiaries and Other Interests. Except for the Subsidiaries' Shares, neither Corporation nor any of the Subsidiaries, directly or indirectly, owns or holds any shares or other ownership, equity or proprietary interest in any Person.
(i) Title to the Subsidiaries' Shares. The Acquired Companies are the registered and beneficial owner of the Subsidiaries' Shares as set out in Schedule 3.2(g) of the Disclosure Letter with good title thereto, free and clear of all Liens, other than Permitted Liens.
(j) Environmental Matters.
(i) Except as set forth in Schedule 3.2(j)(i), each Acquired Company has conducted in the past and is currently conducting the Business in compliance with all applicable Environmental Laws in each jurisdiction in which it carries on business, except where failure to do so would not be material to the Business, taken as a whole;
(ii) Except as set forth in Schedule 3.2(j)(ii) of the Disclosure Letter, to the knowledge of Sellers, (A) there are no Hazardous Materials located in the ground or in groundwater under any of the Leased Properties contrary to Environmental Laws or in excess of applicable limits established in Environmental Laws, and (B) there have been no releases of Hazardous Materials by any Acquired Company upon, into, on or from the Leased Properties or any other real property currently or formerly owned, leased or operated by the Acquired Companies, except for, in the case of either (A) or (B), Hazardous Materials in concentrations which would not be material to the Business, taken as a whole;
(iii) Except as set forth in Schedule 3.2(j)(iii) of the Disclosure Letter, none of the Acquired Companies has received any written notice or order from any Governmental Entity to (A) alter any of the Leased Properties in a material way in order to be in compliance with Environmental Laws, or (B) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any Leased Property;. Except as set forth in Schedule 3.2(j)(iii) of the Disclosure Letter, none of the Acquired Companies has received any written notice or order from any Governmental Entity to or any other Person of any material liability under, or material violation of, any Environmental Law;
(iv) The assets of the Acquired Companies are capable of, and are not restricted by any Authorization or contract from, being operated at maximum daily and annual production capacity while remaining in compliance with Environmental Laws; and
(v) Copies of all material reports prepared by environmental consultants in the last three years relating to the environmental condition of the Leased Properties and in the possession or under the control of Sellers or the Acquired Companies have been made available to Purchaser.
(k) Employee Matters.
(i) Except as set forth in Schedule 3.2(k)(i) of the Disclosure Letter, no Acquired Company is a party to any written agreement pursuant to which either: (A) severance or termination payments to any employee may be required to be paid, waived or renounced solely as a result of the completion of the transactions contemplated by this Agreement; or (B) any employee who is bound by confidentiality, non-competition or non-solicitation covenants with an Acquired Company is relieved thereof as a result of the completion of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.2(k)(i) of the Disclosure Letter, the Acquired Companies are not bound by any collective bargaining agreements. To the knowledge of the Sellers, there are no current attempts to organize or establish any labour union with respect to any Employees;
(ii) Except as set forth in Schedule 3.2(k) of the Disclosure Letter, no Acquired Company has entered into any written employment agreement or other written agreement with any officer or employee, other than agreements which do not: (1) specify a fixed or minimum period of employment; or (2) have an agreement as to length of notice or payment in lieu of notice required to terminate the employment of the officer or employee (except as results by Law from the employment of an employee without an agreement as to notice or severance);
(iii) Schedule 3.2(k)(iii) contains a complete and accurate list of all individuals (without reference to names) who are full-time, part-time or casual employees of, or individuals engaged on contract to provide employment services to, each Acquired Company as of the date of this Agreement (the "Employees") specifying which such Acquired Company is the employer, as well as the length of service, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee;
(iv) Except as set forth in Schedule 3.2(k)(iv), there is no Employee who is absent from work and in receipt of benefits pursuant to the provisions of a short or long term disability plan provided by an Acquired Company or applicable workers' compensation Laws;
(v) Except as described in Schedule 3.2(k)(v), each Acquired Company has properly classified and characterized each Independent Contractor (including each Independent Distributor) as an independent contractor for purposes of all applicable Laws, including, for greater certainty, employment standards, human rights, workers' compensation, occupational health and safety, pay equity, labour relations and Tax Laws and the Fair Labor Standards Act and state and local wage-and-hour and wage payment laws;
(vi) Except as described in Schedule 3.2(k)(vi), there are no actions, suits, claims, trials, demands, investigations (excluding any investigations not known to Sellers), arbitrations or other proceedings pending or, to the knowledge of Sellers, threatened against any Acquired Company in respect of any Independent Contractor (including any Independent Distributor) asserting a finding, or threatening to assert or find, that such Independent Contractor is or was an employee of an Acquired Company, and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such action, suit, claim, trial, demand, investigation, arbitration or other proceedings;
(vii) There are no Multi-Employer Plans. Except as set forth in Schedule 3.2(k)(vii) of the Disclosure Letter: (A) there are no material pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase or appreciation, change of control, health, welfare, medical, dental, life insurance, disability, sick pay, severance pay, group insurance or other employee benefit plans, programs or arrangements maintained or contributed to by an Acquired Company (each such plan, program or arrangement, other than statutory or Multi-Employer Plans, being referred to herein as a "Benefit Plan"); (B) each Benefit Plan has been administered in all material respects according to its terms and applicable Laws and there are no material outstanding violations or defaults thereunder nor any actions, claims or other proceedings pending or, to the knowledge of Sellers, threatened with respect to any Benefit Plan; (C) no promise or commitment to increase benefits under any Benefit Plan or to adopt any additional Benefit Plan has been made except as required by law or as may be required by a collective bargaining agreement; (D) the Acquired Companies have paid all contributions and all premiums in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan and applicable Laws, except as would not be material; (E) no Benefit Plan provides for the payment of post-employment or post-retirement benefits; and (F) the transactions contemplated herein will not increase or accelerate any entitlement under any Benefit Plan, and (G) all Benefit Plans that are required to be registered under the Tax Act for Tax preferred or Tax exempt status have been and have continuously been so registered, and no fact or circumstance exists that could adversely affect the existing Tax preferred or Tax exempt status of such Benefit Plan;
(viii) No Benefit Plan that is a "registered pension plan" (within the meaning of the Tax Act) has or has ever had a "defined benefit provision" (within the meaning of the Tax Act);
(ix) (Intentionally deleted);
(x) Each employee benefit plan of an Acquired Company subject to Section 409A of the Code (if any) is in compliance in all material respects therewith, such that no material Taxes or interest will be due and owing in respect of such plan failing to be in compliance therewith. No Acquired Company has any obligation to "gross-up" or otherwise indemnify any individual for any Tax, including under Sections 409A and 4999 of the Code;
(xi) With respect to each employee benefit plan of an Acquired Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended: (A) such employee benefit plan is and has been maintained and operated in material compliance with the terms of such employee benefit plan and with the requirements prescribed (whether as a matter of substantive Law or as necessary to secure favorable Tax treatment or avoid the imposition of any Tax or penalty) by applicable Law, (B) such employee benefit plan is subject to a favorable determination or opinion letter from the IRS, and (C) to the knowledge of Sellers, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination;
(xii) Except as set forth in Schedule 3.2(k)(ix) of the Disclosure Letter, the Acquired Companies are in compliance with all applicable Laws relating to employment and labour matters, including provisions thereof relating to employment standards, human rights, workers' compensation, occupational health and safety, pay equity, unfair labour practices, collective bargaining, except where such non-compliance would not be material to the Business of the Acquired Companies, taken as a whole; and
(xiii) There has not been, for a period of 36 consecutive months preceding the date hereof, nor is there currently or, to the knowledge of Sellers, threatened any strike, slowdown, picketing or work stoppage with respect to the employees of any of the Acquired Companies.

(l) Employee Accruals. All accruals for unpaid bonuses, vacation pay, premiums and contributions for Statutory Plans, accrued wages, salaries and commissions and Benefit Plan payments have been reflected in the books and records of the Acquired Companies.
(m) Title to Assets. Except for the Intellectual Property which is dealt with in Section 3.2(s), and except as disclosed in Schedule 3.2(m) of the Disclosure Letter, and except for any Authorizations, licensed Intellectual Property, Leased Properties, and assets otherwise used by the Acquired Companies pursuant to valid leases or licenses, each Acquired Company owns all of the properties and assets (other than inventory sold and raw materials consumed in the Ordinary Course) that it purports to own, with good and valid title thereto, free and clear of any Liens, other than Permitted Liens, except for such properties or assets the absence of which would not be material to the Business of the Acquired Companies, taken as a whole.
(n) Condition of Tangible Assets. Except as disclosed in Schedule 3.2(n) of the Disclosure Letter, the vehicles, machinery, equipment and other tangible personal property of the Acquired Companies are, in all material respects, in good operating condition and repair having regard to their use and age, other than preventative maintenance and repairs in the Ordinary Course.
(o) Inventories. The inventories of the Acquired Companies consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off other than as provided for in the Financial Statements. The portion of the inventories of the Acquired Companies consisting of finished products is saleable in the Ordinary Course of Business subject to a reasonable allowance for obsolete, expired or damaged inventory consistent with ASPE. The portion of inventories consisting of raw materials and work-in-progress is of quality useable in production and finished products in accordance with the Ordinary Course of Business. The inventory levels of the Corporation have been maintained in all material respects at such amounts as are required for the operation of the Business in the Ordinary Course. The inventories of the Acquired Companies have been valued at the lower of cost and net realizable value on a first-in-first-out basis in accordance with ASPE.
(p) Accounts Receivable. All accounts receivable, book debts and other debts due or accruing to the Acquired Companies are valid obligations which arose in the Ordinary Course and are not subject to any set-off, counterclaim, returns, allowances or credits, except to the extent reserved for in the Financial Statements. Any reserves have been determined in accordance with ASPE and the amount of such reserves has been determined consistent with past practice.
(q) Compliance with Laws. Each Acquired Company is conducting the Business in compliance with all applicable Laws in each jurisdiction in which it carries on business, except where failure to do so would not be material to the Business, taken as a whole.
(r) Authorizations. The Acquired Companies hold all Authorizations required to carry on the Business as now conducted by the Acquired Companies, other than such Authorizations, the absence of which would not be material to the Business of the Acquired Companies, taken as a whole. Such Authorizations are valid, subsisting and in good standing and there are no outstanding defaults or breaches under them on the part of any Acquired Company, except for such defaults or breaches (if any) which would be material to the Business, taken as a whole.
(s) Intellectual Property.
(i) Schedule 3.2(s)(i) of the Disclosure Letter contains an accurate listing of all registered trademarks and trade names (the "Trademarks"), and industrial designs (the "Industrial Designs"), owned by or licensed to and used by the Acquired Companies in the conduct of their Business. Sellers have also made available to Purchaser a complete and accurate copy of all Contracts (excluding Contracts relating to commercial off-the-shelf software) and amendments thereto which comprise or relate to the Intellectual Property, each such Contract and amendment as listed on Schedule 3.2(s)(i). The Intellectual Property set forth in Schedule 3.2(s)(i) of the Disclosure Letter comprises Trademarks, Industrial Designs and other Intellectual Property necessary to conduct the Business as currently conducted;
(ii) There are no patent applications and patents owned by or licensed to and used by any of the Acquired Companies in the conduct of their Business;
(iii) The Acquired Companies are the owners, free and clear of all Liens of, or where indicated on Schedule 3.2(s)(i) have a valid and subsisting licence to use, the Intellectual Property. Except as set out in Schedule 3.2(s)(i), the Acquired Companies are not limited or impaired in their ability to sell, transfer, assign or convey the Intellectual Property. The Acquired Companies have not granted to any Person any interest in or right to use all or any portion of the Intellectual Property;
(iv) There is no action, suit, proceeding or claim pending or, to the knowledge of Sellers, threatened by others, against any Acquired Company challenging the validity or scope of any Trademarks or Industrial Designs or any Acquired Company's rights thereto;
(v) Except as disclosed in Schedule 3.2(s)(v) of the Disclosure Letter, there is no action, suit, proceeding or claim pending or, to the knowledge of Sellers, threatened by others, against any Acquired Company to the effect that such Acquired Company infringes any Intellectual Property of any third party;
(vi) To the knowledge of Sellers, there is no infringement by third parties of any Intellectual Property owned or licensed by any Acquired Company;
(vii) To the knowledge of Sellers, no Acquired Company is or has been infringing any Intellectual Property owned by third parties; and
(viii) Sellers are not aware of any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property.
(t) Internet Web Site and Access to Data.

(i) Schedule 3.2(t) of the Disclosure Letter sets forth the physical location of the computer server that is currently hosting the Internet Web Sites.
(ii) Information relating to the Business is not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which shall not be available to the Acquired Companies in the ordinary course.
(u) Financial Statements and Financial Controls.
(i) The Financial Statements have been prepared in accordance with ASPE applied on a basis consistent with the preceding period subject to the exceptions set forth in Schedule 3.2(u) of the Disclosure Letter and are complete and accurate and present fairly, in all material respects: (i) the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Acquired Companies, as applicable, as at the respective dates of the relevant statements, and (ii) the results of the operations and the cash flows of the Acquired Companies for the period covered by the Financial Statements, as applicable.
(ii) The books and accounts of the Acquired Companies are complete and correct in all material respects and fully and fairly reflect all of the transactions of the Acquired Companies in all material respects.
(iii) The Financial Statements value inventories and receivables in accordance with ASPE.
(iv) True, correct and complete copies of the Financial Statements are provided in Schedule 1.1(dd) of the Disclosure Letter.
(v) The Acquired Companies maintain as system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with ASPE and to maintain asset accountability, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(v) No Liabilities. Except as disclosed in Schedule 3.2(v) of the Disclosure Letter, there are no liabilities required by ASPE to be shown or accrued for in the financial statements of the Acquired Companies, except for (i) liabilities reflected or reserved against in the Financial Statements; (ii) current liabilities and liabilities under Contracts incurred since December 29, 2018 in the Ordinary Course of the Business that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect; and (iii) as of the Closing Date, liabilities disclosed in the Draft Statements or the Disclosure Letter.
(w) Material Adverse Change. Since December 29, 2018, there has not been a Material Adverse Effect.

(x) Litigation. Except as disclosed in Schedule 3.2(x) of the Disclosure Letter, there are no claims, actions, proceedings, suits, investigations, inquiries, reviews, judgments, decrees, grievances, arbitrations or alternative dispute resolution processes in progress, pending or, to the knowledge of Sellers, threatened against or involving any Acquired Company, the Business or any material assets of the Acquired Companies which would be material to the Business of the Acquired Companies, taken as a whole, or which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement. No Acquired Company is operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order of any Governmental Entity.
(y) Contracts.
(i) Schedule 3.2(y)(i) of the Disclosure Letter contains a complete list of the following Contracts as of the date hereof (the Contracts described in this Section 3.2(y)(i), together with all exhibits and schedules thereto being, the "Material Contracts"):
(A) each Contract to which a Holding Company is a party (without regard to materiality);
(B) any distribution, sales or advertising Contract for an amount in excess of $150,000 on an annual basis or any agency Contract;
(C) any Contract with Key Customers (excluding purchase orders entered into in the Ordinary Course of Business);
(D) each Independent Distributor Agreement;
(E) any Contract with Key Suppliers (excluding purchase orders entered into in the Ordinary Course of Business);
(F) any Contract in excess of $150,000 on an annual basis for the purchase of materials, supplies, equipment or services;
(G) any Contract under which any Acquired Company is obliged to make payments or expenditures (including capital expenditures) on an annual basis in excess of $150,000 in the aggregate;
(H) any partnership, joint venture, franchise agreement or other similar agreement relating to the Business;
(I) any Contract (other than between and among the Acquired Companies) under which Indebtedness for borrowed money in excess of $150,000 is outstanding or pursuant to which any property or asset of any Acquired Company is mortgaged, pledged or otherwise subject to a Lien (other than a Permitted Lien) for an amount in excess of $150,000, or any Contract restricting the incurrence of Indebtedness by any Acquired Company or the incurrence of Liens (other than Permitted Liens) on any properties or securities of wholly-owned subsidiaries or restricting the payment of dividends;

(J) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, any Indebtedness or other liability of any other Person in excess of $150,000;
(K) any Contract that purports to limit in any material respect the right of any Acquired Company to engage in any line of business or to compete with any person or operate in any location;
(L) any Contract providing for the sale or acquisition of, or option to sell or acquire, any property with a fair market value in excess of $150,000 in respect of which the applicable transaction has not been consummated, in each case other than any such Contract entered into in the Ordinary Course;
(M) any Contract in respect of the Intellectual Property owned by, licensed to or used by the Acquired Companies that is material to the Business;
(N) any Contract pursuant to which an Acquired Company is a lessor or lessee of (i) any material machinery, equipment, motor vehicles, office furniture, fixtures or (ii) other material personal property;
(O) any Contract that is material to the Business of the Acquired Companies to which an Acquired Company is a party made other than in the Ordinary Course of business;
(P) any Contract with any Person with whom an Acquired Company or a Seller does not deal at arm's length within the meaning of the Tax Act;
(ii) True, correct and complete copies of all written Material Contracts have been made available to Purchaser prior to the date of this Agreement. Each of the Material Contracts is in full force and effect and is valid and binding on and enforceable against the applicable Acquired Company party thereto and, to the Sellers' knowledge, the other parties thereto, in accordance with its terms. Except as would not be material to the Business of the Acquired Companies, taken as a whole, no Acquired Company or, to the knowledge of Sellers, any other party thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Material Contract, and, to the knowledge of Sellers, no Acquired Company has received or given any written notice of default under any such Material Contract which remains uncured.
(z) Owned Property. No Acquired Company owns, or is subject to any agreement or option to own, any real property or any interest in real property.
(aa) Leased Property.
(i) Schedule 3.2(aa) of the Disclosure Letter lists each real property and/or premises currently leased (including properties subject to ground leases) or subleased by any Acquired Company from a third party (collectively, the "Leased Properties") and sets forth the name of the entity holding such leasehold interest and the date of the lease (collectively, the "Lease Documents"). The Corporation occupies the Leased Properties pursuant to such Lease Documents. True, correct and complete copies of all Lease Documents have been made available to Purchaser. Each of the Lease Documents is in full force and effect without amendment thereto, and no Acquired Company nor, to the knowledge of Sellers, any other party thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents. No Acquired Company has received or given any notice of default under any such agreement which remains uncured.
(ii) All buildings, structures, improvements and appurtenances forming part of the Leased Properties are, in all material respects, in good operating condition and in a state of good maintenance and repair and adequate and suitable for the purposes for which they are currently being used by the Acquired Companies, and the Acquired Companies have adequate rights of ingress and egress for the operation of the Business in the Ordinary Course. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law, or encroaches on any property owned by others. Without limiting the generality of the foregoing:
(A) the Leased Properties, the current uses thereof and the conduct of the Business thereon comply with all Laws, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building constriction, fire and public health and safety;
(B) no material alteration, repair, improvement or other work has been ordered, directed or requested in writing by any municipal, provincial, territorial or other competent authority to be done or performed to or in respect of the Leased Properties or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, which alteration, repair, improvement or other work has not been completed, and Sellers know of no written notification having been given of any such outstanding work being ordered, directed or requested, other than those which have been complied with;
(C) all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Properties at the request of an Acquired Company have been fully paid and satisfied, other than amounts that are immaterial to the Business, and no Person is entitled to claim a lien under the Construction Act (Ontario) or equivalent legislation in other provinces of Canada against the Leased Properties or any part thereof, other than current accounts in respect of which the payment due date has not yet passed or for any amounts that are immaterial to the Business;
(D) there are no material amounts owing in respect of the Leased Properties by any Acquired Company to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;
(E) no part of the Leased Properties has been taken or expropriated by any Governmental Entity, nor has any notice or proceeding in respect thereof been given or commenced;
(F) the Permitted Liens constitute all of the Liens, agreements, indentures and other matters which affect the Acquired Companies' leasehold interest in the Leased Properties;
(G) each of the Leased Properties (including all buildings, improvements and fixtures) is fit for its present use by the Acquired Companies, and, except as disclosed in Schedule 3.2(aa) of the Disclosure Letter, there are no material structural repairs or replacements which are necessary to conduct the Business as currently conducted by the Acquired Companies and, without limiting the generality of the foregoing, there are no material repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems which are necessary to conduct the Business as currently conducted by the Acquired Companies; and
(H) the Leased Properties are serviced by public utilities necessary for the current occupation of such property by the Acquired Companies and has access to public roads, and there are no outstanding levies, charges or fees assessed against the Leased Properties by any public authority (including development or improvement levies, charges or fees) other than as reflected on the property tax bills for such properties.
(bb) Conduct of Business. Except as disclosed in Schedule 3.2(bb) of the Disclosure Letter, since December 29, 2018, each Acquired Company has:
(i) conducted the Business in the Ordinary Course;
(ii) not made any material change in its accounting principles and practices which are not required by ASPE as theretofore applied including, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;
(iii) not sold, leased, transferred or assigned, in one or more transactions, any assets, tangible or intangible, other than in the Ordinary Course of the Business or in transactions which are not material to the Business of the Acquired Companies, taken as a whole, and other than transactions among one or more of the Acquired Companies;
(iv) not made any loan to, or any other investment in, any other Person other than between and among the Acquired Companies; and
(v) not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, pension or other plan, contract or commitment (or taken any such action with respect to any other such plan) for the benefit of any of its employees, other than such adoptions, amendments, modifications or terminations which are not material to the Business of the Acquired Companies, taken as a whole or which are required pursuant to applicable Laws.
(cc) Insurance. Schedule 3.2(cc) of the Disclosure Letter lists the insurance policies which are maintained by the Acquired Companies (the "Insurance Policies") setting out, in respect of each policy, the type of policy, the name of the insurer, the policy number and the Acquired Company insured thereunder. Prior to the date of this Agreement, Sellers have made available to Purchaser true and complete copies of all such Insurance Policies. All of the Insurance Policies are in full force and effect. No Acquired Company is in default with respect to the payment of any premiums under any Insurance Policy or in material default with respect to any of the other provisions contained in the Insurance Policies, nor has any Acquired Company failed to give any notice or to present any claim under any Insurance Policy in a due and timely fashion, where such default would not have a Material Adverse Effect. No Acquired Company has received written notice of default under any Insurance Policy, nor has any of them received written notice or, to the knowledge of Sellers, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction with respect to any Insurance Policy.
(dd) Bank Accounts. Schedule 3.2(dd) of the Disclosure Letter is a correct and complete list showing the name of each bank in which any of the Acquired Companies has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box.
(ee) Tax Matters. Except as disclosed in Schedule 3.2(ee) of the Disclosure Letter:
(i) The Acquired Companies have duly filed or caused to be filed on a timely basis with the appropriate Governmental Entity, in the manner prescribed by applicable Law, all Tax Returns which are required to be filed by or with respect to them. The information contained in such Tax Returns is correct and complete in all material respects. No jurisdiction or authority in or with which an Acquired Company does not file a Tax Return has alleged that the Acquired Company is required to file such a Tax Return;
(ii) The Acquired Companies have paid all Taxes which are due and payable as required by applicable Law, and have paid all assessments and reassessments they have received in respect of Taxes. Each of the Acquired Companies has made adequate provision in the Books and Records and the Financial Statements for all Taxes which are not yet due and payable but which relate to periods ending on or before the date thereof. Since December 29, 2018, the Acquired Companies have only incurred Tax liabilities in the Ordinary Course;
(iii) There are no outstanding agreements, arrangements, waivers or objections extending the statutory limitations period or providing for an extension of time with respect to the assessment or reassessment of Taxes of any of the Acquired Companies;

(iv) There are no claims, actions, suits or audits pending or, to the knowledge of Sellers, threatened against any of the Acquired Companies in respect of Taxes that have been raised in writing by a Governmental Entity;
(v) Each Acquired Company has withheld from each payment made to other persons, including any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under appropriate laws, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by each Acquired Company has been retained in the appropriate accounts;
(vi) Each Acquired Company has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Acquired Companies) the amount of all Taxes required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by each Acquired Company has been retained in the appropriate accounts;
(vii) There are no Liens for Taxes on any of the assets of any of the Acquired Companies;
(viii) Each Acquired Company has made available to Purchaser a true copy of all Tax Returns filed by such Acquired Company and all correspondence with any Governmental Entity relating to Taxes, in each case, for any taxation periods that remain open for assessment or reassessment as of the date hereof;
(ix) There are no circumstances that exist and would result or that have existed and resulted in sections 78 to 80.04 of the Tax Act or any similar provincial or territorial provisions applying to any Acquired Company;
(x) No Acquired Company has, either directly or indirectly, transferred property to or acquired property from a person with whom such Acquired Company was not dealing at arm's length (as that term is understood for purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof;
(xi) No Acquired Company has outstanding loans or indebtedness incurred by directors, former directors, officers, shareholders and/or employees or by any person or corporation not dealing at arm's length (as that term as understood for purposes of the Tax Act) with any of the foregoing;
(xii) Except in respect of deferred revenue accounted for as a current liability in the determination of Working Capital, no Acquired Company has claimed, nor will it claim, any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraph 20(1)(m) or 20(1)(n) of the Tax Act or any similar provincial or territorial provision, if any such amount could be included in the income of such Acquired Company for any period ending after the Closing Date;

(xiii) No Acquired Company has, and will not as a consequence of the acquisition of control of such Acquired Company by the Purchaser pursuant to this Agreement, realize a gain or loss by virtue of the application of subsection 111(12) of the Tax Act;
(xiv) No Acquired Company has had a permanent establishment or trade or business in any country other than the country under the laws of which it is organized and, for greater certainty, except as disclosed on Tax Returns, no Acquired Company has had a U.S. trade or business or otherwise been subject to U.S. federal, or state and local, income and franchise taxes;
(xv) At no time in the twelve months preceding the Closing Date, has any Acquired Company had (i) a "significant interest" (as defined in section 34.2 of the Tax Act) in any partnership, or (ii) an interest in a joint venture in respect of which it reported income and loss on the basis that the joint venture had its own fiscal period;
(xvi) No Acquired Company is party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than such an agreement or arrangement the main object of which is not Taxes) pursuant to which it will have any obligations to make any payment on or after the Closing Date;
(xvii) No Acquired Company has made an election to report its Canadian tax results in a currency other than the currency of Canada;
(xviii) At no time in the 60 month period preceding the date hereof was more than 50% of the fair market value of any the Purchased Shares derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests in which were not themselves taxable Canadian property (as defined in the Tax Act)) from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interest in, or for civil law rights in, any such property, whether or not the property exists, (as each such term is interpreted for the purposes of the definition of taxable Canadian property in the Tax Act);
(xix) Each Acquired Company has complied in all material respects with the intercompany transfer pricing provisions of each applicable law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder, to the extent that failure to do so could reasonably be expected to give rise to Taxes;
(xx) Each Acquired Company is eligible for benefits under Article VII of the Canada-US Treaty;
(xxi) No U.S.-Based Employee of any Acquired Company has ever had the authority to enter into agreements or conclude contracts on behalf of, or otherwise legally bind, any Acquired Company while physically present in the U.S.;
(xxii) No U.S.-Based Employee of any Acquired Company has routinely engaged in meaningful negotiations with a U.S. counterparty as to the terms of any contract to which such Acquired Company would become a party without explicitly informing the other parties to the negotiation that such employee did not have actual authority to conclude the contract and that the contract would only be entered into once approved by authorized officers or employees of the Acquired Company entering into such contract;
(xxiii) No U.S.-Based Employee of any Acquired Company has held him or herself out as having ostensible authority to contract on behalf of any Acquired Company while physically present in the U.S. and no Acquired Company has ever become party to an agreement formed pursuant to the purported exercise of such ostensible authority by any U.S.-Based Employee while physically present in the U.S.;
(xxiv) All contracts entered into by Acquired Companies that were negotiated in whole or in part by U.S.-Based Employees (other than U.S.-Based Employees who were physically present outside of the U.S. throughout the period of negotiations) were reviewed, and all the material terms of such contracts were approved by, a duly authorized officer or employee (other than a U.S.-Based Employee who was physically present in the U.S. at the relevant time) of the relevant Acquired Company prior to execution;
(xxv) All U.S.-Based Employees of the Acquired Companies had complete autonomy over the determination of the location(s) from which their services were performed (subject to the requirement that they be in a position to service their route / key accounts / district) and no U.S.-Based Employee was required to work out of or otherwise utilize a single location (whether specified by any Acquired Company or chosen by such employee) on a regular basis;
(xxvi) No property of any Acquired Company used in a trade or business carried on by such company was situated within the United States other than property intended for mobile use on term consistent with the representation that U.S.-Based Employees had autonomy over determining the locations from which services would be performed;
(xxvii) No Acquired Company has made an "excessive eligible dividend designation" as defined in the Tax Act;
(xxviii) No Acquired Company has ever participated in any transaction that is a "reportable transaction" (as defined for purposes of section 237.3 of the Tax Act) or that is subject to the provisions of any similar federal, provincial, U.S. or foreign Tax Law;
(xxix) Each Acquired Company is, to the extent it is required to be, a registrant for purposes of any taxes imposed under the HST Act, an Act respecting the Quebec sales tax and any other applicable commodity and sales taxes registrations and each of their goods and services tax/harmonized sales tax registration number, Quebec sales tax number and applicable registration number is set out in Schedule 3.2(ee) of the Disclosure Letter.

(ff) Customers and Suppliers. Schedule 3.2(ff) of the Disclosure Letter contains a list of the top ten customers of the Acquired Companies (determined on the basis of revenues) for each of the last two calendar years ("Key Customers") and the top ten suppliers of the Acquired Companies (determined on the basis of cost of goods and services purchased) for each of the last two calendar years ("Key Suppliers"). None of the Key Customers or Key Suppliers has ceased to do, or materially decreased the rate of doing, business or has indicated to any of the Acquired Companies in writing that it intends to cease or materially decrease the rate of doing business with the Business. To the knowledge of Sellers, there is no reasonable basis for believing that any Key Customer or Key Supplier intends to cease doing business with any of the Acquired Companies or to modify or change in any material adverse manner any existing arrangement with such Acquired Companies for the purchase or supply of any products or services after, or as a result of, the consummation of any transactions contemplated by this Agreement.
(gg) No Brokers. Except as disclosed in Schedule 3.2(gg) of the Disclosure Letter, no broker, finder or investment banker or other Person is directly or indirectly entitled to receive from any of the Acquired Companies any brokerage, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.
(hh) Product Recalls; Warranties. Except as disclosed in Schedule 3.2(hh)(A) of the Disclosure Letter, with respect to the products produced, distributed or sold by the Acquired Companies in the past three years, (i) no Acquired Company has incurred any material warranty or recall claims or expenses; (ii) no material recalls or proceedings are pending, requested or, to the knowledge of Sellers, threatened; (iii) all products have been produced, distributed and/or sold in conformity with all applicable contractual commitments, all express and implied warranties and other applicable Laws, except for any non-conformities which would not be material to the Business of the Acquired Companies, taken as a whole; and (iv) in the case of products described in (iii) above, no material liability exists for replacement or other damages in connection with any such products, other than for replacement or other damages in the Ordinary Course of Business. Except disclosed in Schedule 3.2(hh)(B) of the Disclosure Letter, no Acquired Company has any material liability arising from or, to the knowledge of Sellers, alleged to arise from, any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product produced, sold, or distributed by the Acquired Companies.
(ii) Indebtedness and Security.
(i) Except as disclosed in Schedule 3.2(ii) of the Disclosure Letter, the Acquired Companies do not have Indebtedness, other than Indebtedness Not Payable at Closing and the overdraft position in the current accounts of the Acquired Companies resulting from conduct of the Business in the Ordinary Course.
(ii) Except for Permitted Liens, no Person has been granted a security interest or other Lien on any of the assets of the Acquired Companies.

(iii) Except for Permitted Liens, immediately following the Closing, there will not be outstanding any loan, guarantee or pledge given by any Acquired Company for the benefit of any other Person.
(jj) Food Regulatory.
(i) The Acquired Companies and their respective products are and for the past three (3) years have been, in compliance in all material respects with all Food Safety Laws and all reporting obligations pursuant to FDA's Reportable Food Registry. The Acquired Companies have established compliance programs and procedures to ensure compliance, in all material respects, with all applicable Food Safety Laws.
(ii) The Acquired Companies maintain and operate in compliance in all material respects with all Authorizations and food safety plans and/or procedures required pursuant to Food Safety Laws.
(iii) The facilities and operations of the Acquired Companies that are third party certified with respect to applicable food safety and quality industry standards have been conducted in compliance in all material respects, for the past three (3) years, with the requirements of all such third-party certification standards under which the Acquired Companies have obtained certification.
(iv) Except as disclosed in Schedule 3.2(jj) of the Disclosure Letter, over the past three (3) years, the Acquired Companies have not sold or distributed any products which are or were contaminated, adulterated, misbranded or mislabelled or any products that have been exposed to any food contaminants or adulterants, food poisoning, pests, mold or microbial agents, nor have their been any recalls, withdrawals, stock recoveries, seizures, or facility shutdowns with respect to the Business.
(v) Except as disclosed in Schedule 3.2(jj) of the Disclosure Letter, no Acquired Company has, in the past three (3) years, received or has been subject to any Food Safety Claim, nor to the knowledge of the Sellers are there conditions associated with the facilities or products of Acquired Companies that would reasonably be expected to give rise to a Food Safety Claim against, or other material liability of, any Acquired Company.
(vi) The Sellers have made available to the Purchaser all assessments, audits, reports and other documents for the past three (3) years materially bearing on food regulatory and food safety matters relating to the Business or facilities or products of the Acquired Companies that are in their possession or under their reasonable control.
(kk) U.S. Sales. Net sales of the Acquired Companies for the year ended December 29, 2018, as recorded in the Financial Statements, realized from sales to customers in the U.S. were less than US$90 million (converted, as applicable, from Canadian to U.S. dollars using an exchange rate of 1.2957).
3.3  Disclaimer of Sellers.

(a) Except as set forth in this Article 3, none of Sellers, their Affiliates or any of their respective officers, directors, employees or representatives makes or has made any other representation or warranty, express or implied, with respect to the Purchased Shares, the Acquired Companies or the Business, including with respect to (i) the operation of the Acquired Companies by Purchaser after the Closing, and (ii) the success or profitability of the Acquired Companies after the Closing.
(b) None of Sellers, their Affiliates or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser, its Affiliates or representatives of, or Purchaser's use of, any projections, financial models, estimates, forecasts or budgets relating to the Business ("FOFI"), including FOFI provided in the confidential information memorandum, the management presentation and any other information, documents or material made available to Purchaser, whether orally or in writing, in certain "data rooms", management presentations, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the transactions contemplated by this Agreement. Any such other representation or warranty is hereby expressly disclaimed.
3.4 Disclosure Letter.
Contemporaneously with the execution and delivery of this Agreement, Sellers are delivering to Purchaser the Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to set out the qualifications, exceptions and other information called for in the representations and warranties of Sellers contained in this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Representations and Warranties of Purchaser.
Purchaser represents and warrants to and in favour of Sellers as follows and acknowledges that Sellers are relying upon such representations and warranties in connection with the entering into of this Agreement:
(a) Formation and Qualification. Purchaser is a corporation duly incorporated, validly subsisting and in good standing under the Laws of its jurisdiction of incorporation.
(b) Validity of Agreement. The execution, delivery and performance by Purchaser of this Agreement:
(i) have been duly authorized by all necessary action on the part of Purchaser;
(ii) do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of the constating documents, by-laws or other similar documents of Purchaser; and

(iii) will not result in the violation of any applicable Law.
(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.
(d) Litigation. There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to Purchaser's knowledge, threatened against Purchaser, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.
(e) Required Authorizations. Except as disclosed in Schedule 4.1(e) of the Disclosure Letter, no filing with, notice to or Authorization of, any Governmental Entity is required on the part of Purchaser as a condition to the lawful completion of the transactions contemplated by this Agreement.
(f) Investment Canada Act. Purchaser is a WTO investor or trade agreement investor and is not a state-owned enterprise within the meaning of the Investment Canada Act.
(g) Competition Act. Purchaser and its affiliates have no assets in Canada and their gross revenues from sales in, from or into Canada are less than $10,000,000, each calculated in accordance with Part IX the Competition Act.
(h) Sophisticated Purchaser; Access. Purchaser is knowledgeable, sophisticated and experienced in business and financial matters, has had access to its full satisfaction to management of the Acquired Companies and their respective books and records, contracts, agreements and documents for the purpose of conducting its due diligence review, and has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.
(i) No Brokers. Except as disclosed in Schedule 4.1(i) of the Disclosure Letter, no broker, finder or investment banker or other Person engaged by Purchaser is directly or indirectly entitled to any brokerage, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.
(j) No Reliance. Purchaser acknowledges that:
(i) it has conducted to its satisfaction an independent investigation of the business, operations, assets, liabilities and financial condition of the Acquired Companies and the Business. In making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and the representations and warranties in this Agreement (including the related portions of the Disclosure Letter), and has not relied on any representation or warranty of the Sellers, the Acquired Companies or any of their related parties, express or implied, statutory or otherwise, with respect to the Purchased Shares, the Business, the Acquired Companies or any other matter contemplated by this Agreement, including with respect to the operation of the Business after the Closing, and the probable success or profitability of the Business or the Acquired Companies after the Closing. Purchaser hereby recognizes and agrees that such representations and warranties constitute the complete extent of what it considered to be determinant, decisive and material in the decision to proceed with the transactions contemplated by this Agreement.
(ii) except as set forth in Article 9, none of the Sellers, the Acquired Companies or any of their related parties will have, or be subject to, any liability or obligation to Purchaser or any other Person (including, after Closing, the Acquired Companies) resulting from the distribution to Purchaser or any of its related parties of, or their use of, any information relating to the Business or the Acquired Companies made available to Purchaser or its related parties by the Sellers, the Acquired Companies or any of their related parties, whether orally or in writing, prior to the execution of this Agreement or during the Interim Period, including in the Data Room, projections, financial models, estimates, forecasts or budgets, the confidential information memorandum, management presentations, functional break-out discussions or responses to questions submitted on behalf of Purchaser, in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, with respect to any projections, financial models, estimates, forecasts or budgets relating to the Business, the Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make any projections, financial models, estimates, forecasts or budgets, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, financial models, estimates, forecasts or budgets so furnished to it, (iv) planned efficiencies or business opportunities may not materialize for a number of reasons, and (v) the Purchaser shall have no claim against the Sellers or any of their respective Affiliates, representatives or shareholders with respect thereto.
ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

5.1 Conduct of Business Prior to Closing.
(a) Except as expressly provided in this Agreement or the Disclosure Letter or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and to the extent lawfully able to do so, Sellers shall cause the Acquired Companies to, and the Acquired Companies shall, during the Interim Period, conduct their respective Businesses in the Ordinary Course and, without limiting the generality of the foregoing, Sellers shall cause each Acquired Company not to, and no Acquired Company shall, take any affirmative action or omit to take any reasonable action within its control, as a result of which action or omission any of the representations and warranties in Section 3.2(bb) would become untrue.

(b) In furtherance and not in limitation of Section 5.1(a), during the Interim Period, except as expressly provided in this Agreement, as disclosed in Schedule 5.1 of the Disclosure Letter, or as required by applicable Law, Sellers shall cause the Acquired Companies not to (unless otherwise consented to by Purchaser, which consent shall not be unreasonably withheld, to the extent lawfully able to do so):
(i) declare, set aside, make or pay any dividend or other distribution in respect of or purchase, redeem or otherwise acquire, any shares of its capital stock (other than the declaration and payment in full (but not, for the avoidance of doubt, only the declaration), in each case prior to the Effective Time, of dividends payable solely in cash);
(ii) transfer, issue, sell, pledge encumber or dispose of any shares in its capital, or any other interest in or with respect to it, or grant options, warrants, calls or other rights to purchase or otherwise acquire any of the foregoing;
(iii) effect any recapitalization, reclassification, share split, combination or like change in the capitalization, or amend the terms of ·any outstanding shares in its capital;
(iv) amend its articles of incorporation or by-laws or other organizational documents;
(v) make any capital expenditures (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto, in the aggregate, in excess of $500,000;
(vi) enter into any transaction or Contract with any officer, director, shareholder or Affiliate of a Seller or an Acquired Company;
(vii) create, incur or assume any Indebtedness for borrowed money, other than Indebtedness incurred or assumed in the Ordinary Course that will be included in Indebtedness or repaid in full prior to the Effective Time;
(viii) change its accounting methods, principles or practices, except as required by ASPE or any applicable Law;
(ix) sell, assign, lease, license, transfer or otherwise dispose of any of its material assets (including, for certainty, any sale of any "corporate ID routes", being any product distribution routes currently owned and serviced by Voortman, to an Independent Distributor), except for sales of inventory in the Ordinary Course of Business, or mortgage, pledge or subject to any Lien any of its material assets (other than Permitted Liens and Liens that will be terminated on or prior to the Closing Date);
(x) change or modify any of the following: (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances (excluding any discounts, rebate or allowances that are consistent with past practice and in the Ordinary Course of Business); or (iii) payment policies, procedures and practices with respect to accounts payable;

(xi) settle or compromise any suit, action or claim for an amount in excess of $150,000;
(xii) make, change or rescind any election concerning Taxes or Tax Returns, change any annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, obtain or enter into any Tax ruling, agreement, contract, understanding, arrangement or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(xiii) enter into any transaction or Contract that is material to the Business of the Acquired Companies other than in the Ordinary Course of the Business; or
(xiv) authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.
(c) In furtherance and not in limitation of Sections 5.1(a) and 5.1(b), during the Interim Period, except as set forth in Section 5.1 of the Disclosure Letter, Sellers shall cause each Holding Company not to, and no Holding Company shall, unless otherwise consented to by Purchaser, (i) incur any liability, or (ii) enter into any Contract, or (iii) consummate any transaction, of any nature whatsoever, other than pursuant to this Agreement.
5.2 Access.
During the Interim Period, Sellers shall, to the extent lawfully able to do so, cause the Acquired Companies to afford to Purchaser and its legal, accounting and other representatives reasonable access during normal business hours (without undue interference to the ordinary conduct of the Business of the Acquired Companies) to the Business and their affairs and properties. All requests by Purchaser or its legal, accounting or other representatives for such access shall be made at least 48 hours in advance of such access and shall be directed through Douglas MacFarlane.
5.3 Confidentiality.
The terms of the Confidentiality and Non-Disclosure Agreement dated June 28, 2019 (the "Confidentiality Agreement") between Voortman and Hostess Brands, LLC are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under the Confidentiality Agreement shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business and the transactions contemplated by this Agreement, subject at all times to compliance with Laws. If this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement shall continue in full force and effect.
5.4 Filings and Authorizations.
(a) Each of Sellers and Purchaser will and Sellers shall cause Corporation to use reasonable best efforts to make, or cause to be made, all filings and applications with, and give all notices and submissions to Governmental Entities forthwith upon the execution of this Agreement, and in any event no more than two Business Days after the execution of this Agreement, that are necessary or advisable to obtain all Authorizations from Governmental Entities that are necessary or advisable for the lawful completion of the transactions contemplated by this Agreement.
(b) Purchaser and Sellers will and Sellers shall cause Corporation to coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested by the other in connection with this Section 5.4 including (i) providing each other with advance copies and reasonable opportunity to comment on all notices, applications, submissions, responses, filings and information supplied to or filed with any Governmental Entity (except for information which any of Purchaser, Sellers or Corporation, acting reasonably, considers highly confidential and competitively sensitive, which shall only be provided to outside counsel of such other Parties on a confidential and privileged basis), and (ii) keeping each other apprised of communications with any Governmental Entity.
(c) Each of Sellers and Purchaser will and Sellers shall cause Corporation to use their commercially reasonable efforts to satisfy, as soon as possible, all requests for information and documentation received from any Governmental Entity.
(d) Neither Purchaser, on the one hand, nor Sellers and Corporation, on the other hand, shall participate in any meeting, telephone call, negotiation, discussion or correspondence with any Governmental Entity in respect of the transactions contemplated by this Agreement, without giving the other prior notice of such meeting, telephone call, negotiation, discussion or correspondence and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate (such participation to be limited to a Party's counsel where communications or meetings involve information that the other Party reasonably considers to be highly confidential and competitively sensitive).
5.5 Request for Consent.
Sellers will use their commercially reasonable efforts to obtain, or cause to be obtained, on or prior to Closing, the relevant consents or waivers required in Schedule 5.5 of the Disclosure Letter. Despite the previous sentence, Sellers are not required to pay any money, incur any obligations, commence any legal proceedings, or offer or grant any accommodation (financial or otherwise) to any third party in order to obtain such consents. Purchaser shall co-operate in obtaining such consents, including providing information of Purchaser as is reasonably requested by a third party in order to grant its consent.
5.6 Representation and Warranty Insurance
Purchaser acknowledges that Sellers have entered into this Agreement in reliance on the fact that Purchaser has obtained the Representation and Warranty Policy as of the date of this Agreement. Accordingly, and notwithstanding any provision to the contrary in this Agreement, without the prior written consent of Agent, up to and following the Closing, Purchaser shall, to the extent within its control, ensure that the Representation and Warranty Policy is in effect and not amended or varied in any manner that is adverse to Sellers.
5.7 Notice of Certain Material Developments

The Corporation will give prompt written notice to the Purchaser of the occurrence at any time during the Interim Period of any of the following:
(a) the initiation of any Tax audit, proceeding or other related investigation by any Governmental Entity, or the receipt of any notice of any adverse determination made by any Governmental Entity with respect to any Tax position taken by any Acquired Company in any Tax return or otherwise with respect to any material Tax;
(b) the initiation of any Food Safety Claim by any Person or Governmental Entity that would reasonably be expected to result in a material liability of any Acquired Company, or the occurrence of any event, fact or circumstance that would reasonably be expected to result in a recall of any product produced or distributed by any Acquired Company;
(c) the suspension, revocation, cancellation or modification of any material Authorization that is necessary for the Acquired Companies to conduct the Business as conducted on the date of this Agreement;
(d) the commencement of, or the receipt of notice threatening, any material litigation, arbitration or mediation involving the Acquired Companies, the Business, any of the Acquired Companies' assets, or against or affecting any of their officers, directors or employees (in their capacities as such);
(e) the receipt of written, or to the knowledge of Sellers, oral notice from any Key Customer or any Key Supplier that such Person intends to stop or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to purchasing or supplying, as applicable, materials, products or services to any Acquired Company;
(f) the receipt of any written or, to the knowledge of Sellers, oral notice of any labor union or similar Person asserting or holding (or seeking to assert or hold) any bargaining rights with respect to the employees of any Acquired Company or the occurrence of any collective labour dispute, including a strike, slowdown, walkout, picketing, work stoppage or other organizational activity against any Acquired Company;
(g) material damage, destruction or other casualty loss (whether or not insured) with respect to material property or assets owned or leased by the Acquired Companies; or
(h) any event, fact or circumstance has occurred which, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.
Delivery of any such notice by the Corporation shall have no effect on the rights and obligations of the Parties hereunder.
5.8 Parent Guarantee
Purchaser Parent hereby agrees to (i) unconditionally guarantee the timely performance and fulfillment by the Purchaser of its obligations under this Agreement, including pursuant to Sections 2.3 and 2.4, and (ii) be jointly and severally liable with the Purchaser for any Damages suffered by, imposed upon or asserted against the Sellers as a result of any failure to fulfill or perform by the Purchaser of any of its covenants or any breach or inaccuracy of any representation or warranty given by the Purchaser under this Agreement. The liabilities and obligations of Purchaser Parent are subject to the terms of this

Agreement and shall not exceed any liability or obligation of the Purchaser under this Agreement. Purchaser Parent is entitled to all rights, privileges and defences available to the Purchaser with respect to any liability or obligation.
5.9 Pre-Acquisition Reorganization
(a) Prior to the Effective Time, upon request by, and at the expense of, the Purchaser, Sellers shall cause the Acquired Companies to use commercially reasonable efforts to, prior to the Closing Date, take such actions as are necessary to reorganize their capital, assets and structure or effect such other transactions as the Purchaser may reasonably require ("Pre-Acquisition Reorganization Activity"); provided that: (i) any Pre-Acquisition Reorganization Activity shall not delay or prevent the completion of the transactions contemplated by this Agreement; (ii) any Pre-Acquisition Reorganization Activity shall not unreasonably interfere with the ongoing operations or the Business of the Acquired Companies; (iii) such Pre-Acquisition Reorganization Activity shall be implemented as close as possible to or concurrent with the Effective Time; (iv) the Acquired Companies shall not be required to take any action in contravention of applicable Law, their respective organizational documents or any material Contracts; (v) any such Pre-Acquisition Reorganization Activity shall be contingent upon the Purchaser confirming that the conditions of Section 6.2 have been or will be satisfied or waived by the Purchaser (it being understood that in any event the Pre-Acquisition Reorganization Activity will be deemed to have occurred immediately prior to the Effective Time); (vi) the Pre-Acquisition Reorganization Activity shall not affect or modify in any respect the obligations of the Purchaser under this Agreement, and (vii) the Acquired Companies shall not be required to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any Seller, incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Agreement in the absence of such action being taken pursuant to this Section 5.9.
(b) If Closing does not occur other than by reason of a breach of this Agreement by Sellers, Purchaser shall forthwith reimburse Sellers and/or the Acquired Companies for all reasonable third-party out-of-pocket fees and expenses (including any professional fees, expenses and Taxes) incurred by Sellers and/or the Acquired Companies in considering and effecting the Pre-Acquisition Reorganization Activity and shall be responsible for any reasonable out-of-pocket costs and Taxes of Sellers and/or the Acquired Companies in reversing or unwinding any Pre-Acquisition Reorganization Activity that was effected prior to termination of this Agreement (provided that such reversal or unwinding must occur in the most tax-efficient manner which is commercially reasonable under the circumstances). The obligation of Purchaser to reimburse Sellers and/or the Acquired Companies for reasonable third-party out-of-pocket fees, expenses and Taxes and to be responsible for reasonable out-of-pocket costs and Taxes as set out in this Section 5.9 will be in addition to any other payment Purchaser may be obligated to make hereunder and, notwithstanding anything to the contrary herein, shall survive termination of this Agreement.
5.10 Pre-Closing Employment Matters

No later than three Business Days prior to the Closing Date (or such later date as the Parties agree) (the "Rationalization Date"), Sellers shall terminate, or cause the Acquired Companies to terminate, the employment of the employees of the Acquired Companies set out on Schedule 5.10 of the Disclosure Letter (the "Excluded Employees"). Sellers shall pay (or reimburse prior to the Closing Date the Acquired Companies, to the extent paid by the Acquired Companies directly) and in any event remain obligated for the Excluded Employees Severance Cost.
5.11 Management Non-Competition and Non-Solicitation Agreements
Sellers shall use their commercially reasonable efforts to cause the employees of the Acquired Companies set out in Schedule 5.11 of the Disclosure Letter to executed and deliver on or before Closing, in favour of the Acquired Companies and the Purchaser, the non-competition and non-solicitation agreements substantially in the form of Exhibit 5.11 hereto.
5.12 401(k) Plan
If requested by Purchaser no later than ten Business Days preceding the Closing Date, Sellers shall cause Voortman to adopt a resolution terminating the Voortman Cookies 401(k) Retirement Plan effective as of the date immediately prior to the Closing Date but contingent on the occurrence of the Closing. No later than three Business Days prior to the Closing Date, the Sellers shall provide Purchaser copies of any such resolution.
5.13 Section 280G Approval.
(a) The Corporation shall use its reasonable commercial efforts to obtain prior to the initiation of the requisite shareholder approval procedure under subparagraph (b) below, a waiver of the right to receive payments and/or benefits to the extent they reasonably could cause such payments and/or benefits to constitute "parachute payments" under Section 280G of the Code and regulations promulgated thereunder (a "Parachute Payment Waiver") from each Person who, with respect to the Corporation, reasonably could be a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who, with respect to the Corporation, reasonably might otherwise receive, have received, or have the right or entitlement to receive, any parachute payment under Section 280G of the Code, and the Corporation shall have delivered each such Parachute Payment Waiver to Purchaser on or before the Closing Date.
(b) Prior to the Closing Date, the Corporation shall obtain the approval by such number of shareholders of the Corporation as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to the contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under subparagraph (a) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax by reason of Section 4999 of the Code, with such shareholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Parachute Payment Waivers and documents to be provided to the Corporation's shareholders in connection with the solicitation of shareholder approval shall be in a form reasonably acceptable to Purchaser.
ARTICLE 6
CONDITIONS OF CLOSING

6.1 Conditions of Closing.
Purchaser on the one hand, and Sellers on the other hand, shall use all best efforts, to procure the satisfaction of the conditions set out in Sections 6.2 and 6.5 over which they have reasonable control, respectively.
6.2 Conditions for the Benefit of Purchaser.
The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed prior to the Closing, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:
(a) Truth of Representations and Warranties and Performance of Covenants. Each of:
(i) the Individual Fundamental Representations of each Seller must be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date;
(ii) the other representations and warranties of each Seller contained in Section 3.1 of this Agreement, must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except if any falseness or incorrectness of such representations and warranties, considered in the aggregate, would not have a Material Adverse Effect (without giving effect to any qualifications as to materiality by reference to "material", "Material Adverse Effect", "in all material respects" or similar qualifications contained in such representations and warranties), and which such representations and warranties are subject to the limitations in Section 9.1. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date; and
(iii) the covenants contained in this Agreement to be performed by each Seller on or prior to the Closing Date shall have been performed in all material respects, and Purchaser shall have received a certificate from each Seller, confirming the foregoing, in form and substance reasonably satisfactory to Purchaser (the "Individual Sellers' Closing Certificate"). Each of:
(iv) the Corporation Fundamental Representations must be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be true and correct as of that date; and
(v) the other representations and warranties of Sellers contained in Section 3.2 of this Agreement, must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except if any falseness or incorrectness of such representations and warranties, considered in the aggregate, would not have a Material Adverse Effect (without giving effect to any qualifications as to materiality by reference to "material", "Material Adverse Effect", "in all material respects" or similar qualifications contained in such representations and warranties, other than in the case of Section 3.2(u) (Financial Statements and Financial Controls) to the extent of the materiality qualifiers contained in such representation and warranty, the definition of Material Contracts in Section 3.2(y) (Contracts) or Section 3.2(w) (Material Adverse Change)). To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date, and Purchaser shall have received a certificate from Sellers, confirming the foregoing, in form and substance reasonably satisfactory to Purchaser (the "Joint Sellers' Closing Certificate", and together with the Individual Sellers' Closing Certificate, the "Sellers' Closing Certificate").
(b) Deliveries to Purchaser. At or prior to Closing, Sellers shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:
(i) a copy of the Escrow Agreement executed by Agent, for and on behalf of the Sellers, and Escrow Agent;
(ii) evidence of termination of the shareholders' agreement of Corporation;
(iii) certificates representing the Purchased Shares duly endorsed in blank for transfer by the holders of record;
(iv) certified copies of (i) the charter documents and by laws of Sellers and the Acquired Companies; (ii) all required resolutions of the board of directors of Sellers, approving the entering into and completion of the transactions contemplated by this Agreement; and (iii) all required resolutions of the board of directors of Corporation approving the transfer of the Purchased Shares to Purchaser;
(v) a certificate of status, compliance, good standing or like certificate with respect to corporate Sellers and the Acquired Companies issued by appropriate government officials of their respective jurisdictions of incorporation, if available in such jurisdiction;

(vi) a duly executed resignation and release of each director and officer of the Acquired Companies specified by the Purchaser in writing at least five days prior to Closing effective as at Closing;
(vii) Payoff Letters, duly executed by the Payoff Creditors; and
(viii) an IRS Form W-8BEN, W-8BEN-E, W-8IMY or W-9 from each Seller, duly completed and executed from each Seller in form reasonably satisfactory to Purchaser.
(c) No Legal Action. No court order initiated by any Person (other than Purchaser or Purchaser Parent) or any other legal restraint or prohibition issuable or issued by any Governmental Entity to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement shall be outstanding.
(d) No Material Adverse Effect. Between the date of this Agreement and the Effective Time, there shall not have occurred a Material Adverse Effect.
6.3 Termination by Purchaser.
Purchaser may terminate this Agreement by notice in writing to Sellers:
(a) if any representation and warranty of Sellers in this Agreement fails to be true and correct such that any of the conditions set forth in Sections 6.2(a)(i) or 6.2(a)(ii) would not be satisfied or if Sellers breach, or fail to perform, their/its covenants or obligations contained in this Agreement, in each case, such that the condition set forth in Section 6.2(a)(iii) would not be satisfied at the Closing (other than those conditions which by their nature are to be fulfilled by actions taken at Closing), and, in each case, such failure or breach either cannot be cured or continues uncured for 10 Business Days (or until the Termination Date, if earlier) after the date on which Purchaser provides Agent (for an on behalf of Sellers) with written notice of such failure or breach;
(b) if any of the conditions set forth in Section 6.2 (other than those conditions which by their nature are to be satisfied by actions taken at the Closing and other than those covered in Section 6.3(a)), have not been fulfilled in all material respects or waived on or prior to the Termination Date; or
(c) by the mutual written consent of Agent (for and on behalf of Sellers) and Purchaser;
in each case, provided, however, that Purchaser shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition was as a result of the breach by Purchaser of any of its obligations under this Agreement.
If Purchaser waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination, if any, in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.
6.4 Effect of Termination by Purchaser.

(a) Subject to Section 6.4(b), upon termination of this Agreement by Purchaser pursuant to Section 6.3, Purchaser and Sellers shall be released from all of their respective obligations under this Agreement and there will be no liability on the part of any Party, save and except for their respective obligations under Sections 5.3 (Confidentiality), 10.5 (Announcements), 10.7 (Expenses), and 10.17 (Governing Law) which will survive any termination of this Agreement, and provided that no such termination shall relieve any Party from any Damages in respect of this Agreement arising out of its actual and intentional fraud prior to the termination hereof.
(b) Notwithstanding Section 6.4(a), Sellers will only be released from their obligations and liabilities under this Agreement (other than their obligations and liabilities under Sections 6.4(a) (Effect of Termination), which will survive any termination of this Agreement) if the failed condition for which Purchaser has terminated this Agreement was not caused by a willful breach of this Agreement by Sellers. If the failed condition for which Purchaser has terminated this Agreement was caused by a willful breach of this Agreement by Sellers, Purchaser's right of termination pursuant to Section 6.3 is in addition to any other rights it may have under this Agreement (including to seek indemnification for breaches, defaults or violations of the representations, warranties or covenants) or otherwise (including specific performance), and the exercise of a right of termination will not constitute an election of remedies.
6.5 Conditions for the Benefit of Sellers.
The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed prior to the Closing, which conditions are for the exclusive benefit of Sellers and may be waived, in whole or in part, by Sellers, in its sole discretion:
(a) Truth of Representations and Warranties and Performance of Covenants. Each of:
(i) the representations and warranties of Purchaser contained in Sections 4.1(a) (Formation and Qualification), 4.1(b) (Validity of Agreement), 4.1(c) (Execution and Binding Obligation) and 4.1(i) (No Brokers), must be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be true and correct as of that date;
(ii) the other representations and warranties of Purchaser contained in this Agreement must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, provided that if a representation and warranty is qualified by materiality, it must be true and correct in all respects after giving effect to such qualification except for any inaccuracies which would not have a material and adverse impact on Purchaser's ability to consummate the transactions contemplated by this Agreement; and
(iii) the covenants contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed in all material respects,

and Sellers shall have received a certificate confirming the foregoing, signed by a senior officer or director of Purchaser, in form and substance reasonably satisfactory to Sellers (the "Purchaser's Closing Certificate").
(b) Deliveries to Sellers. At or prior to Closing, Purchaser shall deliver or cause to be delivered to Agent (for and on behalf of Sellers) the following in form and substance satisfactory to Sellers, acting reasonably:
(i) a copy of the Escrow Agreement executed by Purchaser;
(ii) a copy of the Representation and Warranty Policy;
(iii) certified copies of (i) the charter documents and by laws of Purchaser, (ii) all required resolutions of the board of directors of Purchaser approving the entering into and completion of the transaction contemplated by this Agreement;
(iv) a certificate of status, compliance, good standing or like certificate with respect to Purchaser issued by the appropriate government official of its jurisdiction of incorporation; and
(v) the Purchase Price in the manner set forth in Section 2.2.
(c) No Legal Action. No court order initiated by any Person (other than Sellers) or any other legal restraint or prohibition issuable or issued by any Governmental Entity to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement shall be outstanding.
6.6 Termination by Sellers.
Agent (for and on behalf of Sellers) may terminate this Agreement by notice in writing to Purchaser:
(a) if any representation and warranty of Purchaser in this Agreement fails to be true and correct such that any of the conditions set forth in Sections 6.5(a)(i) or 6.5(a)(ii) would not be satisfied or Purchaser breaches, or fails to perform its covenants and obligations contained in this Agreement such that the condition set forth in Section 6.5(a)(iii) would not be satisfied at the Closing (other than those conditions which by their nature are to be fulfilled by actions taken at Closing), and, in each case, such failure or breach either cannot be cured or continues uncured for 10 Business Days (or until the Termination Date, if earlier) after the date on which Agent (for and on behalf of Sellers) provides Purchaser with written notice of such failure or breach, except if Purchaser can reasonably expect to cure such failure or breach prior to the Termination Date (and Purchaser confirms in writing to Sellers that Purchaser is continuing to exercise reasonable best efforts to cause such failure or breach to be cured) Agent may not terminate this Agreement on account of such failure or breach prior to the Termination Date (and then, Agent may only terminate this Agreement to the extent that such failure or breach is not cured on or before the Termination Date);
(b) if any of the conditions set forth in Section 6.5 (other than those conditions which by their nature are to be satisfied by actions taken at the Closing and other than those covered in Section 6.6(a)) has not been fulfilled in all material respects or waived on or prior to the Termination Date; or
(c) by the mutual written consent of Agent (for and on behalf of Sellers) and Purchaser, in each case, provided, however, that Agent (for and on behalf of Sellers) shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition was as a result of the breach by Sellers of any of its obligations under this Agreement.
If Agent (for and on behalf of Sellers) waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.
6.7 Effect of Termination by Sellers.
(a) Subject to Section 6.7(b), upon termination of this Agreement by Sellers pursuant to Section 6.6, Purchaser and Sellers shall be released from all of their respective obligations under this Agreement and there will be no liability on the part of any Party, save and except for their respective obligations under Sections 5.3 (Confidentiality), 10.5 (Announcements), 10.7 (Expenses), and 10.17 (Governing Law) which will survive any termination of this Agreement, and provided that no such termination shall relieve any Party from any Damages in respect of this Agreement arising out of its actual and intentional fraud prior to the termination hereof.
(b) Notwithstanding Section 6.7(a), Purchaser will only be released from its obligations and liabilities under this Agreement (other than its obligations and liabilities under Sections 6.7(a) (Effect of Termination), which will survive any termination of this Agreement) if the failed condition for which Agent (for and on behalf of Sellers) has terminated this Agreement was not caused by a willful breach of this Agreement by Purchaser. If the failed condition for which Agent has terminated this Agreement was caused by a willful breach of this Agreement by Purchaser, Sellers' right of termination pursuant to Section 6.6 is in addition to any other rights they may have under this Agreement (including to seek indemnification for breaches, defaults or violations of the representations, warranties or covenants) or otherwise (including specific performance), and the exercise of a right of termination will not constitute an election of remedies.
ARTICLE 7
CLOSING

7.1 Date, Time and Place of Closing.
The completion of the transactions of purchase and sale contemplated by this Agreement shall take place at the offices of Stikeman Elliott LLP, 1155 René-Lévesque Blvd. West, 41st Floor, Montreal, Québec, Canada, H3B 3V2, at the Effective Time on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between Agent, for on behalf of Sellers, and Purchaser. Notwithstanding the previous sentence, the Closing can take place virtually on the Closing Date by exchange of executed documents by facsimile, electronic mail, other electronic means or courier and payment by wire transfer of immediately available funds, with original documents to be exchanged by the Parties as quickly as possible thereafter.
ARTICLE 8
POST-CLOSING COVENANTS

8.1 Books and Records.
For a period of six years from Closing, Purchaser shall maintain and make available to Sellers the Books and Records (or, if practicable, the relevant points thereof) for inspection and copying (at Sellers' expense, provided that there shall be no mark-up of Purchaser's actual cost). If it is not practicable to make available only the relevant parts of such Books and Records, Sellers shall furnish such undertaking as to confidentiality as Purchaser may reasonably require prior to receiving access to such Books and Records.
8.2 Further Assurances.
Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the intent of this Agreement.
8.3 Tax Matters.
(a) Amended Tax Returns. Neither Purchaser, nor any of the Acquired Companies shall file any amended Tax Return relating to any of the Acquired Companies with respect to taxable periods ending on or prior to the Closing Date that would have the effect of increasing the Tax liability of any Acquired Company in respect of a Pre-Closing Tax Period without a written consent of Agent, for and on behalf of Sellers, which consent shall not be unreasonably conditioned, withheld or denied. If Purchaser or any of the Acquired Companies is required by Law to file an amended Tax Return for any Acquired Company (or otherwise change such Tax Returns) or make an election with respect to taxable periods or portions thereof ending on or prior to the Closing Date and the effect of filing such amended Tax Return or making such election would be to increase the Tax liability of any Acquired Company in respect of a Pre-Closing Tax Period, Purchaser shall provide Sellers with a draft of such amended Tax Return 15 days prior to the due date (taking into account any extensions obtained) on which such amended return must be filed with the appropriate taxing authorities. Agent (for and on behalf of Sellers) shall have the right to review the draft of the Tax Returns provided to them by Purchaser and make any reasonable comments that they deem appropriate, which comments shall be accepted by Purchaser. If Agent (for and on behalf of Sellers) objects to any item on any such Tax Return, Purchaser and Agent (for and on behalf of Sellers) shall follow the notification and dispute resolution procedure set out in Section 8.3(b) to finally resolve the matter except that the references therein to 10 days shall be read as references to five (5) days.
(b) Filing of Tax Returns for Pre-Closing Periods. Purchaser will cause each of the Acquired Companies to prepare and file all Tax Returns for each of the Acquired Companies that are due after the Closing Date in respect of any Pre-Closing Tax Period or Straddle Period, which Tax Returns must be prepared and filed on a timely basis and in accordance with applicable Law. Purchaser shall provide Agent (for and on behalf of Sellers) with a draft of such Tax Returns 30 days prior to the due date (taking into account any extensions obtained) for filing the Tax Returns with the appropriate taxing authorities. Agent (for and on behalf of Sellers) shall have the right to review the draft of the Tax Returns provided to them by Purchaser and make any reasonable comments that they deem appropriate, which comments shall be accepted by Purchaser. If Agent (for and on behalf of Sellers) objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with reasonable particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Purchaser and Agent (for and on behalf of Sellers) shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If the Purchaser and Agent are unable to reach such agreement within 10 days after delivery of the notice of objection, the disputed items shall be resolved by the Third Party Auditors and any determination by the Third Party Auditors shall be final. The Third Party Auditors shall resolve any disputed items within 10 days of having the item referred to them pursuant to such procedures as it may require. If the Third Party Auditors are unable to resolve any disputed items before the due date (taking into account any extensions obtained) for such Tax Return, the Tax Return shall be filed as prepared by the Purchaser and then amended to reflect the Third Party Auditors' resolution. The costs, fees and expenses of the Third Party Auditors shall be borne equally by the Purchaser and Agent. The preparation and filing of any Tax Return of any Acquired Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Purchaser.
(c) Filing Tax Returns as a Result of Connection with a Jurisdiction. Notwithstanding Section 8.3(b), if, as a result of any past or present connection between any Acquired Company and any U.S. state or local taxing jurisdiction, Purchaser, acting in good faith, determines that it is required to file a Tax Return in such U.S. state or local taxing jurisdiction for any Pre-Closing Tax Period, Purchaser shall take such steps as are necessary to file such return and shall provide Agent (for and on behalf of Sellers) with a draft of such Tax Return 30 days prior to the due date (taking into account any extensions obtained) for filing the Tax Return (or, in the case of a non-income Tax Return, the times for review shall be appropriately adjusted to take into account the number of days from the end of the Tax period to the due date, taking into account extensions, of the Tax Return) with the appropriate taxing authorities. If Agent (for and on behalf of Sellers) objects to any item on any such Tax Return, Purchaser and Agent (for and on behalf of Sellers) shall follow the notification and dispute resolution procedure set out in Section 8.3(b) to finally resolve the matter.
(d) Refunds. Other than amounts applied to reduce the quantum of any loss or monetary remedy payable by the insurers to the Purchaser pursuant to the terms and conditions of the Representation and Warranty Policy, any refunds of Taxes (or credit for overpayment of Taxes) of any of the Acquired Companies, including any interest actually received (or credited) with respect thereto, from the applicable taxing authorities for any period ending on or before the Closing (including refunds arising from amended returns filed after the Closing Date) shall be for the account of Sellers and, if received by (or credited to) Purchaser or any of the Acquired Companies shall be paid, net of any Tax costs incurred or accrued on account of the receipt of such refund by the Acquired Companies and any reasonable out-of-pocket costs incurred in connection with such receipt, to Sellers within 10 calendar days after Purchaser or any of the Acquired Companies receives such refund (or is credited with such over payment). At the request of Agent (for and on behalf of Sellers), Purchaser shall use commercially reasonable efforts to cause the Acquired Companies to pursue claims for refunds for periods ending on or before the Closing.
(e) Options. Purchaser will cause the relevant Acquired Company to file the election described in subsection 110(1.1) of the Tax Act (and undertake the other procedures described therein) on a timely basis after the Closing Date so that the Optionholders are not prohibited from claiming the deduction under paragraph 110(1)(d) of the Tax Act in respect of the surrender of such Options in accordance with Section2.6(c)(i). Purchaser will also cause the relevant Acquired Company to issue amended remuneration statements for tax purposes in connection with the net amounts received by the Optionholders under Section 2.6(c)(i), should those amounts have been subject to a reduction pursuant to Sections 2.6(c)(i) or 2.6(c)(i).
(f) Section 338 Election. Notwithstanding anything to the contrary in this Agreement, neither Purchaser, nor any of the Acquired Companies shall, without the written consent of Agent (for and on behalf of Sellers) make or change any Tax election that has retroactive effect to any taxation year, or portion thereof, ending on or before the Closing (including any election under Section 338 of the Code) with respect to the transactions contemplated by this Agreement.
(g) Section 256(9) Election. Purchaser and Sellers hereby covenant and agree that each of the Acquired Companies shall make an election pursuant to subsection 256(9) of the Tax Act in respect of any acquisition of control of the Acquired Companies that occurs as a result of the acquisition of the Purchased Shares by the Purchaser pursuant to this Agreement. Purchaser agrees that it shall take all steps necessary to ensure that such election is included in the income tax return for each Acquired Company for the taxation year ending immediately before Closing.
(h) Cooperation. Purchaser and Agent (for and on behalf of Sellers) shall cooperate, to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns, and any claim, action, suit, audit or similar proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such Tax Return filing and/or such claim, action, suit, audit or similar proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation with respect to such records and information. Without limiting the generality of the foregoing, Purchaser shall or shall cause the Acquired Companies to provide within a reasonable period following such request (but in no case more than (30) days from the date of such request) any information available to Purchaser or any Acquired Company that is requested by Agent (for and on behalf of Sellers) to permit Sellers or any beneficial owners of Sellers to perform any necessary Tax calculations/determinations and make any required Tax filings.
8.4 Tail Insurance.

For a period of six years from and after the Closing Date, Purchaser shall, at its cost, cause to be maintained (either directly or via run off insurance or insurance provided by an alternate provider) the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Acquired Companies with respect to claims arising from facts or events that occurred on or before the Closing Date.
8.5 Non-solicitation
(a) In consideration of the benefits of this Agreement to SPC and in order to induce Purchaser to enter into this Agreement, SPC hereby covenants and agrees with Purchaser that SPC shall not directly or indirectly to, for a period of 18 months from the Closing Date, offer employment to, or solicit or have contact with, for the purposes of soliciting the employment of, any Person who is an employee of an Acquired Company at the time any contact is made with such Person for the purposes of such solicitation (each such Person, being referred to herein as a "Restricted Person").
(b) Notwithstanding the foregoing, the restrictions set forth in this Section 8.5 will not prohibit SPC from, directly or indirectly: (i) engaging in any general advertising or general solicitation (including by way of executive search firm) not targeted to Restricted Persons and hiring any Restricted Person that responds thereto, (ii) participating in any third-party hiring fair or similar event open to the public, or (iii) soliciting or hiring any Restricted Person whose employment with the Corporation has been terminated prior to the commencement of any such solicitations or employment discussions between SPC and such Restricted Person.
8.6 Release
In consideration of the mutual benefits of this Agreement to the Parties and in order to induce the Parties to enter into this Agreement, effective upon the Closing, each of the Sellers and Purchaser, on behalf of itself and its Affiliates (other than, in the case of the Sellers, the Acquired Companies), successors, assigns, spouse and next of kin (collectively, the "Releasing Parties"), hereby irrevocably waives, releases and discharges Purchaser, in the case of Sellers and their Releasing Parties, and Sellers, in the case of Purchaser and its Releasing Parties, and each of their respective predecessors, successors, Affiliates and lenders (including, in the case of Sellers and their Releasing Parties, the Acquired Companies) (collectively, the "Released Parties"), from any and all liabilities, disputes, claims, losses, actions, causes of actions and obligations of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at Law or in equity, that such Releasing Party has, or may have at the Closing or at any time thereafter, for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the Closing, and each Releasing Party agrees that he, she or it shall not seek to recover any amounts in connection therewith or thereunder from Purchaser and its applicable Released Parties, in the case of Sellers and their Releasing Parties, and Sellers and their applicable Released Parties, in the case of Purchaser and its Releasing Parties; provided, however, that the waiver, release and discharge contained in this Section 8.6 shall not apply to (i) the Parties' rights under the terms of this Agreement or any certificate or instrument delivered in connection herewith or any transaction contemplated hereby, (ii) any claims that are unrelated in any way to the Acquired Companies, and (iii) in the case of actual and intentional fraud.
ARTICLE 9

INDEMNIFICATION

9.1 Survival and Limitation of Representations and Warranties.
Without limiting Purchaser's recourse in the case of actual and intentional fraud, the representations and warranties contained in this Agreement, the Purchaser's Closing Certificate, and Sellers' Closing Certificate shall not survive Closing, other than pertaining to: (i) Individual and Corporation Fundamental Representations and Corporation Fundamental Representations, which survive the Closing and shall remain in full force and effect until the sixth anniversary of the Closing Date, and (ii) Section 3.2(ee) (Tax Matters), which shall survive the Closing and shall remain in full force and effect until 60 days following the expiration of the applicable statute of limitations and any extensions thereof granted prior to the Closing or with the prior written consent of the Agent (not to be unreasonably withheld, conditioned or delayed). The covenants and agreements of Sellers and Purchaser contained in this Agreement that are required to be performed or fulfilled (a) at or prior to the Closing shall terminate at, and not survive, the Closing and (b) after the Closing shall continue in full force and effect in accordance with their respective terms. Notwithstanding anything to the contrary contained in this Section 9.1, nothing herein shall limit in any way any Party's rights and remedies in the case of actual and intentional fraud with respect to any representation or warranty expressly set forth herein.
9.2 Indemnification in favour of Purchaser by Sellers.
(a) Subject to the limitations set out in Sections 9.4 and 9.5, each Seller shall, severally and not jointly or jointly and severally, indemnify and save Purchaser harmless of and from any Damages suffered by, imposed upon or asserted against Purchaser as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
(i) any failure of such Seller to perform or fulfil any of its covenants under this Agreement;
(ii) any breach or inaccuracy of any Individual Fundamental Representation given by such Seller; and
(iii) any breach or inaccuracy of any representation or warranty given by such Seller contained in this Agreement involving such Seller's actual and intentional fraud.
(b) Subject to the limitations set out in Sections 9.4 and 9.5, each Seller shall, severally and not jointly or jointly and severally with each other Seller, indemnify and save Purchaser harmless of and from any Damages suffered by, imposed upon or asserted against Purchaser as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
(i) any failure of the any Acquired Company to perform or fulfil prior to Closing any of its covenants under this Agreement;
(ii) any breach or inaccuracy of any Corporation Fundamental Representation;
(iii) any breach or inaccuracy of any representation or warranty contained in this Agreement involving any Acquired Company's actual and intentional fraud;

(iv) any unpaid Indebtedness or unpaid Transaction Expenses of any Acquired Company;
(v) any Pre-Closing Taxes;
(vi) the Class Action Suit, provided and only to the extent that Purchaser and the Acquired Company comply in all respects with the terms and conditions of the Settlement;
(vii) any legal or administrative action or claim pursuant to or under any Environmental Law commenced by any third party, including any Governmental Entity, to or against any Acquired Company in connection with the presence of Hazardous Materials in the soil and/or groundwater as a result of the use of the oil/water separator in the garage/truck bay at the Leased Property located at 4455 North Service Road, Burlington, Ontario; and
(viii) the removal, replacement and/or sealing of the oil/water separator in the garage/truck bay at the Leased Property located at 4455 North Service Road, Burlington, Ontario; and any investigation and remediation of the presence of Hazardous Materials in the soil and/or groundwater above the applicable standards (as set out in of the Ontario Ministry of Environment, Conservation and Parks publication "Soil, Ground Water and Sediment Standards for Use Under Part XV.1 of the Environmental Protection Act" April 15, 2011) as a result of the use of that oil/water separator.
9.3 Indemnification in favour of Sellers by Purchaser.
Subject to Section 9.4, Purchaser shall indemnify and save Sellers harmless of and from any Damages suffered by, imposed upon or asserted against Sellers as a result of, in respect of, connected with, or arising out of, under or pursuant to:
(a) any failure of Purchaser to perform or fulfil any of its covenants under this Agreement; and
(b) any breach or inaccuracy of any representation or warranty given by Purchaser contained in this Agreement involving Purchaser's actual and intentional fraud.
9.4 Limitations.
(a) Subject to Section 9.1, the obligations of indemnification set out in:
(i) Sections 9.2(a)(i) through (iii), inclusive, 9.2(b)(i) through (iv), inclusive, 9.2(b)(vi) and 9.3 shall survive the Closing until the sixth anniversary of the Closing Date;
(ii) Section 9.2(b)(v) shall survive the Closing until 60 days following the expiration of the applicable statute of limitations and any extensions thereof granted prior to the Closing or with the prior written consent of the Agent (not to be unreasonably withheld, conditioned or delayed);

(iii) Section 9.2(b)(vii) shall survive the Closing until the third anniversary of the Closing Date; and
(iv) Section 9.2(b)(viii) shall survive the Closing until the first anniversary of the Closing Date.
(b) Following Closing, a Party has no obligation or liability for indemnification or otherwise with respect to any breach or inaccuracy of any representation or warranty in this Agreement, the Purchaser's Closing Certificate, or the Sellers' Closing Certificate, or any failure to perform or fulfil any covenants or obligations, if the Party making the claim waived such breach on or prior to Closing.
9.5 Limitation on Damages.
The aggregate liability of Sellers for indemnification pursuant to this Agreement shall be limited as follows:
(a) The covenants and agreements of each Seller and the obligations of each Seller to indemnify Purchaser for any breaches of such covenants, agreements, representations and warranties in Section 9.2(a) are given by such Seller with respect to itself only. Accordingly, each Seller will be solely liable for any failure to perform or fulfil any of its own covenants or any breach or inaccuracy of its own agreements, representations and warranties in Section 9.2(a) with respect to itself only, but not for any failure to perform or fulfil or any breach or inaccuracy of Section 9.2(a) by any other Seller;
(b) The covenants and agreements of each Seller and the obligations of each Seller to indemnify Purchaser for any breaches of such covenants, agreements, representations and warranties in Sections 9.2(b) are given severally by each Seller with the other Sellers in accordance with the terms of this Agreement. Accordingly, each Seller in breach of such covenants, agreements, representations and warranties in Section 9.2(b) is severally liable for the amount of Damages for any such breach only up to such Seller's Allocable Portion of such Damages, to the extent, and subject to the additional limitations, provided in this Article 9.
(c) Purchaser shall take all reasonable steps to mitigate its Damages upon and after becoming aware of any event which would reasonably be expected to give rise to any Damages, including if a claim may be reduced by any recovery under or pursuant to any insurance coverage, including pursuant to the Representation and Warranty Policy, or through the claiming of Canadian foreign tax credits, to the extent permitted by applicable Law, for any non-Canadian income taxes reassessed for a Pre-Closing Tax Period or Straddle Period. Notwithstanding anything herein to the contrary, any indemnification obligation of Sellers for Damages pursuant to Section 9.2 shall be satisfied (A) in the case of a claim pursuant to 9.2(b)(vii), first by Purchaser making a claim for such Damages against the landlord pursuant to the Leased Property located at 4455 North Service Road, Burlington, Ontario, (B) in the case of any claim other than pursuant to 9.2(b)(vii), first, or in the event Purchaser has exhausted its recovery pursuant to Section 9.5(c)(A) in the case of a claim pursuant to 9.2(b)(vii), second, by Purchaser making a claim for such Damages to the insurer(s) under the Representation and Warranty Policy and against the Escrow Indemnity Amount up to the portion of the retention/deductible amount then remaining at the relevant time under the Representation and Warranty Policy, and (C) finally, if the Representation and Warranty Policy has been exhausted or coverage thereunder is unavailable (other than as a result of the fault or failure to act of Purchaser or its Affiliates), then Purchaser shall be entitled to make a claim for such Damages against the Escrow Indemnity Amount. Subject to the terms and conditions contained herein (including this Section 9.5) and only in the event that (x) the Representation and Warranty Policy has been exhausted or coverage thereunder is unavailable (other than as a result of the fault or failure to act of Purchaser or its Affiliates), and (y) there are no funds remaining in the Escrow Indemnity Amount, Purchaser may at such point seek to recover Damages indemnifiable pursuant to Section 9.2, from the applicable Sellers, in accordance with and subject to the limitations set forth in this Article 9.
(d) The maximum liability of each Seller for Damages based on claims pursuant to Sections 9.2(a) and 9.2(b) (other than Sections 9.2(b)(vii) and 9.2(b)(viii)) shall be limited to the lesser of (i) such Seller's Allocable Portion of such Damages and (ii) such Seller's Allocable Portion of the Purchase Price, in each case, less any Damages paid by such Seller to Purchaser pursuant hereto. The maximum aggregate liability of Sellers for Damages based on claims pursuant to (A) Section 9.2(b)(vii) shall be limited to $500,000, and (B) Section 9.2(b)(viii) shall be limited to $100,000.
(e) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to make a claim for Damages against the Escrow Indemnity Amount without regard to several liability of the Sellers, if otherwise applicable.
9.6 Calculation of Damages
For purposes of this Article 9, any breach or inaccuracy of any representation or warranty or Damages calculated in respect of such breach or inaccuracy of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty (the "Materiality Scrape"), provided, however, that the Materiality Scrape will not apply to the representations and warranties set out in Section 3.2(u) (Financial Statements and Financial Controls) to the extent materiality qualifiers are contained in ASPE, the definition of Material Contracts in Section 3.2(y) (Contracts) or Section 3.2(w) (Material Adverse Change), nor will the Materiality Scrape affect the materiality qualifications or limitations applicable to the conditions set out in Sections 6.2(a) and 6.4(a). The amount of the Damages suffered by Purchaser shall be reduced to the extent of any Tax benefit available to Purchaser arising in connection with the accrual, incurrence or payment of any such Damages (including the net present value of any Tax benefit arising in subsequent taxable years). The amount of the Damages suffered by Purchaser shall include the net present value of any net Tax cost incurred by the Purchaser arising from the receipt of indemnity payments under this Agreement.
9.7 Notification.
Promptly upon obtaining knowledge thereof, the Party seeking indemnification pursuant to this Agreement (the "Indemnified Party") shall notify the other Party in writing (the "Indemnifying Party") of any cause which the Indemnified Party has determined has given rise to indemnification under this Article 9, provided that no failure to provide such notice promptly, unless the notification occurs after the expiration of the specified period set out in Section 9.1, shall limit the rights of the Indemnified Party or Parties to indemnification hereunder in respect of any such facts, circumstances or cause, except to the extent that the Indemnifying Party has actually been prejudiced thereby. No claim may be asserted nor may any action be commenced against an Indemnifying Party for breach of any representation, warranty or covenant, contained herein, unless such written notice of such claim or action is received by the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty or covenant on which such claim or action is based ceases to survive as set forth in this Agreement, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
9.8 Defense of Third Party Claim.
(a) If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third Party Claim"), then the Indemnifying Party shall have the right, at its expense, after receipt of the Indemnified Party's notice under Section 9.7 and upon giving notice to the Indemnified Party within 20 Business Days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:
(i) the Indemnifying Party irrevocably and unconditionally acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of all Damages relating to the Third Party Claim, subject to the limitations set forth in this Article 9, as applicable;
(ii) the Indemnifying Party furnishes evidence to the Indemnified Party whenever required by the Indemnified Party, which is satisfactory to the Indemnified Party, acting reasonably, of the Indemnifying Party's financial ability to indemnify the Indemnified Party;
(iii) the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;
provided that, notwithstanding the foregoing, the Indemnifying Party shall not be permitted to control and defend the Third Party Claim if such Third Party Claim:
(iv) seeks injunctive or other equitable relief against the Indemnified Party; or
(v) involves criminal liability.
(b) If the Indemnifying Party fails within 20 Business Days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 9.8, then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause the Indemnifying Party to undertake the defence of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party, provided that such Third Party Claim may not be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
(c) If, having elected to assume control of the defense of a Third Party Claim as contemplated by Section 9.8(a), the Indemnifying Party thereafter fails to conduct the negotiation, settlement or defense of such Third Party Claim with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnified Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.
(d) Where the defence of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its commercially reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims.
(e) With respect to any Third Party Claim, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.
9.9 Payments.
(a) Any amount due to an Indemnified Party from an Indemnifying Party pursuant to this Article 9 shall be paid by the Indemnifying Party to the Indemnified Party not later than five days following the final determination of an indemnification claim by way of wire transfer of immediately available funds to an account designated by the Indemnified Party.
(b) Any amounts payable by or to Principal Sellers under this Article 9 shall be deemed to be adjustments to the Purchase Price and any amounts payable by or to Optionholders under this Article 9 shall be deemed to be adjustments to the "in-the-money" value of the Options, as applicable
9.10 Remedies.
Except pursuant to Section 10.3 and except for the rights of the Purchaser under the Representation and Warranty Policy, the Parties agree that (a) following the Closing, the indemnification provisions of Article 9 shall be the sole and exclusive remedies of the Parties, and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.
ARTICLE 10
MISCELLANEOUS

10.1 Conflicts and Privilege.
It is acknowledged by each of the Parties that Sellers have retained Stikeman Elliott LLP ("SE") to act as its counsel in connection with the transactions contemplated by this Agreement. Purchaser agrees that, in the event that a dispute arises after Closing between the Parties, SE may represent Sellers in such dispute even though the interests of Sellers may be directly adverse to Purchaser or Corporation, and even though SE may have represented Corporation in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or Corporation. Purchaser further agrees that, as to all communications among SE, Corporation, and Sellers that relate in any way to the transactions contemplated by this Agreement, the attorney or solicitor-client privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and will not pass to or be claimed by Purchaser or Corporation. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or Corporation and a third party other than a Party after the Closing, Corporation may assert the attorney or solicitor-client privilege on behalf of Sellers to prevent disclosure of confidential communications by SE to such third party; provided, however, that Corporation may not waive such privilege without the prior written consent of Sellers.
10.2 Notices.
Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by electronic mail or other similar form of recorded communication addressed:
a) to Purchaser at:
2727939 Ontario Inc. c/o Hostess Brands, LLC
P.O. Box 419593
Kansas City, MO 64141

Attention: Tom Peterson
E-mail:  tpeterson@hostessbrands.com
with a copy to:
Hostess Brands, LLC
P.O. Box 419593
Kansas City, MO 64141

Attention:  Jolyn Sebree
E-mail:  jsebree@hostessbrands.com
b) if to Sellers, to Agent:
c/o Swander Pace Capital
550 Hills Drive, Suite 220
Bedminster, New Jersey 07921

Attention: Tyler Matlock
E-mail:  tyler@spcap.com
with a copy to:
Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
41st Floor
Montreal, Québec
H3B 3V2

Attention: Peter Castiel
Telephone: (514) 397-3272
E-mail:  pcastiel@stikeman.com

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, or (ii) if transmitted by electronic mail or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.
10.3 Specific Performance.
Notwithstanding anything in this Agreement to the contrary, each Party agrees that the other would suffer irreparable damage in the event that any of the provisions of this Agreement are not performed by such Party in accordance with the terms hereof or are otherwise breached by it, and that monetary damages, even if available, may not be an adequate remedy, and that either Party shall be entitled to an injunction or injunctions or declaration or declarations in any court of competent jurisdiction to compel specific performance by the other Party of its obligations under this Agreement and to prevent breaches or threatened breaches of the provisions of this Agreement by the other Party, in addition to any other remedy available to the Parties at law or equity. No Party shall be required to prove actual harm or provide or post any bond or other security in connection with any such injunction, specific performance or other equitable relief, including on the basis that the other Party has an adequate remedy at law or that any injunction or injunctions, award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity.
10.4 Time of the Essence.
Time shall be of the essence of this Agreement.
10.5 Announcements.
Until such time as the transactions contemplated hereby become publicly disclosed, and except for reference to such transactions in marketing materials prepared by a Seller and consented to by Purchaser, no Party nor their respective representatives will make any public disclosure concerning the matters set forth in this Agreement or the transactions contemplated hereby without the prior consent of Agent, in the case of disclosure by Purchaser, or Purchaser and Agent, in the case of disclosure by any Seller, except if required for legal, securities Laws or other regulatory reasons.
10.6 Third Party Beneficiaries; Non-Recourse.
Other than as set forth in the immediately succeeding sentence, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. No entity that has committed to provide or arrange or otherwise entered into agreements in connection with any financings by the Purchaser or its Affiliates in connection with the transactions contemplated hereby (together with their respective Affiliates, and their and their respective Affiliates' officers, directors, employees, agents and representatives and their respective successors and assigns, a "Financing Source")

will have any liability to the Sellers or their respective Affiliates relating to or arising out of this Agreement, any such financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Sellers nor any of their respective Affiliates will have any rights or claims against any of Financing Source and in no event shall the Sellers or any of their respective Affiliates be entitled to seek the remedy of specific performance of this Agreement against any Financing Source (such Financing Sources being intended third party beneficiaries of this sentence).
10.7 Expenses.
Except as otherwise set forth herein, each Seller shall pay for its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement. Except as otherwise set forth herein, Purchaser shall pay for its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including legal and accounting fees and expenses.
10.8 Appointment of Agent.
(a) In order to administer efficiently the determination of certain matters under this Agreement, each Seller grants to SPC (the "Agent") its respective mandate to act as each such Seller's agent with respect to all matters under this Agreement, other than as contemplated in this Section 10.8.
(b) Without limiting the generality of the foregoing, Agent has full power and authority to make all decisions and take all actions relating to Sellers' respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Sellers and to defend against indemnification claims of Purchaser. All decisions and actions taken by Agent are binding upon all Sellers, and no Seller has the right to object, dissent, protest or otherwise contest the same.
(c) Notwithstanding the foregoing or anything else contained in this Agreement, Agent shall not have the authority to do anything on behalf any Seller (other than itself only) that will or might have the result of increasing the liability of any Seller hereunder or decreasing the Purchase Price payable to any Seller other than in respect of settling adjustments to the Purchase Price contemplated hereby.
(d) Purchaser is entitled to deal only with Agent in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against Sellers or any one of them and to defend against indemnification claims of Sellers.
(e) All references in this Agreement to decisions and actions to be taken by Sellers or any one of them, as the case may be, are deemed taken by Sellers or any one of them, as the case may be, if such decisions or actions are taken by Agent. All references in this Agreement to decisions and actions to be taken by Purchaser and directed to Sellers or any one of them, as the case may be, are deemed directed to Sellers or any one of them, as the case may be, if such decisions or actions are directed by Purchaser to Agent.
(f) In no event will Purchaser be held responsible or liable for the application or allocation of any monies paid to Agent by Purchaser, and Purchaser will be entitled to rely upon any notice provided to Purchaser by Agent or action taken by Agent acting within the scope of its authority. All monies received by Agent hereunder for the account of Sellers shall be held by Agent in trust for Sellers and shall be paid to Sellers, to each to Seller to the extent entitled thereto hereunder or for the account of whom such monies are held, reasonably promptly upon receipt.
(g) Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification or a principal defence will be ineffective by reason only of it having been made or given to or by a Seller, as the case may be, directly if each of Purchaser and such Seller consent by virtue of not objecting to such dealings without the intermediary of Agent.
10.9 Amendments.
This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Purchaser and Sellers, such consent not to be unreasonably withheld.
10.10 Waiver.
Subject to Section 10.8(c), no waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by Agent (for and on behalf of Sellers) or by Purchaser, as the case may be.
No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.
10.11 Non-Merger.
Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect.
10.12 Entire Agreement.
This Agreement together with the agreements referred to herein constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

10.13 Successors and Assigns.
This Agreement shall become effective when executed and delivered by the Parties and after that time shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
10.14 Assignment.
Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either Party without the prior written consent of the other Party, provided that (i) Purchaser may assign its rights and obligations under this Agreement at any time, in whole or in part, without the consent of the other Parties to any Affiliate(s) of Purchaser so long as Purchaser and Purchaser Parent remain liable for the performance of their respective obligations and liabilities hereunder; and (ii) Purchaser may after the Closing assign its rights under this Agreement to any of its financing sources pursuant to the terms of any related debt financing obtained to complete the transactions contemplated this Agreement for the purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Purchaser debt financing obtained to complete the transactions contemplated this Agreement.
10.15 Inconsistency.
This Agreement shall override the Exhibits and Schedules annexed hereto to the extent of any inconsistency.
10.16 Severability.
If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.
10.17 Governing Law.
This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the province of Ontario and the federal Laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
10.18 Counterparts.
This Agreement may be executed in any number of counterparts (including counterparts electronically (PDF)) and all such counterparts taken together shall be deemed to constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above mentioned.
PRINCIPAL SELLERS

SPC Partners V, L.P

By:	Swander Pace Capital V, L.P
Its:	General Partner

By:	SPC Management V, LLC
Its:	General Partner

Per:	/s/ Andrew Richards
Name: Andrew Richards Title: Manager

SPCVC CO-INVESTMENT INC.
Per: /s/ Tyler Matlock
Name: Tylan Matlock
Title: Vice-President

Pacific Street Fund III, LP
By: Pacific Street BP III, LLC
Its: General Partner

Per: /s/ Joseph E. Dimbello
Name: Joseph E. Dimbello
Title: Partner
PPM America Private Equity Fund V, LP
By: PPM America Capital Partners V, LLC
Its: General Partner

By: /s/ Mark L. Staub
Name: Mark L. Staub
Title: Partner

By: /s/ Scott Rooth
Name: Scott Rooth
Title: Partner

The Manufacturers Life Insurance Company
By: /s/ C. Ferguson
Name: C. Ferguson
Title: Managing Director

Roynat Capital Inc.

By: /s/ Mark Brodkin
Name: Mark Brodkin
Title: Managing Director

Voortman Enterprises Trust
By: /s/ Arie Voortman
Name: Arie (Harry) Voortman
Title: Trustee

By: /s/Garry Postma
Name: Garry Postman
Title: Trustee

By: /s/ Robert Dilworth
Name: Robert Dilworth
Title: Trustee

OPTIONHOLDERS	/s/ Douglas MacFarlane Name: Douglas MacFarlane
/s/ Diana Fife Name: Diana Fife
/s/ Kenrick Cross Name: Kenrick Cross
/s/ David Darch Name: David Darch
/s/ Joseph Nischback Name: Joseph Nischback
/s/ Chester Czerny Name: Chester Czerny
/s/ Diana Praskey Name: Diana Praskey
/s/ Gerald Dejong Name: Gerald Dejong
/s/ Stephane Musicka Name: Stephane Musicka

PURCHASER

2727939 ONTARIO INC.
Per:	/s/ Michael J. Cramer
Name: Michael J. Cramer Title: Vice President

PURCHASER PARENT

HOSTESS BRANDS, LLC
Per:	/s/ Thomas A. Peterson
Name: Thomas A. Peterson Title: Executive Vice President

Exhibits* :	Description
A	List of Optionholders
1.1(BB)	Form of the Escrow Agreement
1.1(DDDD)	Working Capital
5.1	Form of the Non-Competition and Non-Solicitation Agreement
2.11	List of provinces and territoties of Canada and the stares of the United states in which the Business is conducted as of the closing date
*Schedules and exhibits omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedules or exhibits to the SEC upon request.